UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

SCHEDULE 14A
(Rule 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No.    )

Filed by the Registrant  ☒                             Filed by a Party other than the Registrant  ☐
Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material under §240.14a-12
Rivian Automotive, Inc.
(Name of Registrant as Specified in its Charter)
(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)
Payment of Filing Fee (Check all boxes that apply):

☒	No fee required

☐	Fee paid previously with preliminary materials

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

RIVIAN

2025 Notice & Proxy Statement

Annual Meeting of Stockholders

June 18, 2025
11:00 a.m. PT

RIVIAN AUTOMOTIVE, INC.
14600 Myford Road
Irvine, California 92606

Notice of Annual Meeting of Stockholders

Date	Time	Location	Record Date
June 18, 2025	11:00 a.m. PT	www.virtualshare holdermeeting.com/RIVN2025	April 23, 2025
The Annual Meeting of Stockholders (the “Annual Meeting”) of Rivian Automotive, Inc., a Delaware corporation (the “Company”), will be held at 11:00 a.m. Pacific time on Wednesday, June 18, 2025. The Annual Meeting will be a completely virtual meeting, which will be conducted via live webcast. You will be able to attend the Annual Meeting online and submit your questions during the meeting by visiting www.virtualshareholdermeeting.com/RIVN2025 and entering your 16-digit control number included in your Notice of Internet Availability of Proxy Materials, on your proxy card, or on the instructions that accompanied your proxy materials. The Annual Meeting will be held for the following purposes:

1
To elect Robert J. Scaringe, Peter Krawiec, and Sanford Schwartz as Class I Directors to serve until the 2028 Annual Meeting of Stockholders, and until their respective successors shall have been duly elected and qualified;

2	To ratify the appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2025;
3	To approve, on an advisory (non-binding) basis, the compensation of our named executive officers in 2024;
4	To approve the future issuance of shares of Class A Common Stock to Volkswagen International America, Inc.;
5	To approve an amendment to our Amended and Restated Certificate of Incorporation that would increase the number of authorized shares of our Class A Common Stock;
6	To approve an amendment to our Amended and Restated Certificate of Incorporation to provide for exculpation of officers from certain breaches of fiduciary duty;
7	To approve amendments to our Amended and Restated Certificate of Incorporation to clarify voting requirements to amend the number of authorized shares of our Common Stock and Preferred Stock;
8	To approve the adjournment of the Annual Meeting, if necessary, to solicit additional proxies if there are not sufficient votes in favor of Proposal 4, Proposal 5, Proposal 6 or Proposal 7; and
9	To transact such other business as may properly come before the Annual Meeting or any continuation, postponement, or adjournment of the Annual Meeting.
Holders of record of our Class A Common Stock and Class B Common Stock as of the close of business on April 23, 2025 are entitled to notice of and to vote at the Annual Meeting, or any continuation, postponement, or adjournment of the Annual Meeting. A complete list of such stockholders will be open to the examination of any stockholder for a period of ten days prior to the Annual Meeting for a purpose germane to the meeting by sending an email to the Company at annualmeeting@rivian.com stating the purpose of the request and providing proof of ownership of Company stock. The list of these stockholders will also be available on the bottom of your screen during the Annual Meeting after entering the 16-digit control number included on your Notice of Internet Availability of Proxy Materials, on your proxy card, or on the instructions that accompanied your proxy materials.
IT IS IMPORTANT that your shares be represented regardless of the number of shares you may hold. Whether or not you plan to attend the Annual Meeting online, we urge you to vote your shares via the toll-free telephone number or over the Internet, as described in the enclosed materials.
This Notice of Annual Meeting of Stockholders, Proxy Statement, and proxy card or voting instruction form are being distributed or made available to stockholders starting on or about April 29, 2025.
By Order of the Board of Directors
Michael Callahan
Chief Legal Officer and Secretary
Irvine, California
April 29, 2025

Table of Contents

PROXY STATEMENT	1
Proposal 1: Election of Directors	2
Proposal 2: Ratification of Appointment of Independent Registered Public Accounting Firm	8
Independent Registered Public Accounting Firm Fees and Other Matters	9
Audit Committee Report	10
Proposal 3: Approval, on an Advisory (Non-Binding) Basis, of the Compensation of Our Named Executive Officers in 2024	11
Proposal 4: To approve the future issuance of shares of Class A Common Stock to Volkswagen International America, Inc.	12
Proposal 5: To approve an amendment to our Amended and Restated Certificate of Incorporation that would increase the number of authorized shares of our Class A Common Stock	15
Proposal 6: To approve an amendment to our Amended and Restated Certificate of Incorporation to provide for exculpation of officers from certain breaches of fiduciary duty	18
Proposal 7: Approval of amendments to our Amended and Restated Certificate of Incorporation to clarify voting requirements to amend the number of authorized shares of our Common Stock and Preferred Stock	20
Proposal 8: Approval of the adjournment of the Annual Meeting, if necessary, to solicit additional proxies if there are not sufficient votes in favor of Proposal 4, Proposal 5, Proposal 6 or Proposal 7	22

CORPORATE GOVERNANCE	23
General	23
Director Independence	23
Executive Sessions	23
Director Candidates	23
Communications from Stockholders	24
Board Leadership Structure and Role in Risk Oversight	24
Code of Ethics	25
Insider Trading Compliance Policy; Anti-Hedging Policy	25
Board Member Attendance	25

COMMITTEES OF THE BOARD	26
Audit Committee	26
Compensation Committee	27
Nominating and Governance Committee	28
Planet and Policy Committee	28

EXECUTIVE OFFICERS	29

EXECUTIVE COMPENSATION	30
Compensation Discussion and Analysis	30

Executive Summary	30
2024 Operational Highlights	30
2024 Executive Compensation Highlights	31
Our Compensation Philosophy	31

RIVIAN AUTOMOTIVE, INC.
14600 Myford Road
Irvine, California 92606

Proxy Statement

Date	Time	Location	Record Date
June 18, 2025	11:00 a.m. PT	www.virtualshare holdermeeting.com/RIVN2025	April 23, 2025
This proxy statement (the “Proxy Statement”) is furnished in connection with the solicitation by the Board of Directors of Rivian Automotive, Inc. of proxies to be voted at our 2025 Annual Meeting of Stockholders (the “Annual Meeting”), and at any continuation, postponement, or adjournment of the Annual Meeting. The Annual Meeting may be continued or adjourned from time to time without notice other than by announcement at the Annual Meeting. The Notice of Annual Meeting of Stockholders, this Proxy Statement, and proxy card or voting instruction form are being distributed or made available to stockholders starting on or about April 29, 2025.

Holders of record of our Class A common stock par value $0.001 per share (“Class A Common Stock”), and Class B common stock, par value $0.001 per share (“Class B Common Stock,” and, together with the Class A Common Stock, “Common Stock”), as of the close of business on April 23, 2025 (the “Record Date”), will be entitled to notice of and to vote at the Annual Meeting and any continuation, postponement, or adjournment of the Annual Meeting, and will vote together as a single class on all matters presented at the Annual Meeting. Each share of our Class A Common Stock entitles its holders to one vote per share on all matters presented to our stockholders generally, and each share of Class B Common Stock entitles its holders to ten votes per share on all matters presented to our stockholders generally. At the close of business on the Record Date, there were 1,138,599,873 shares of Class A Common Stock and 7,825,000 shares of Class B Common Stock outstanding and entitled to vote at the Annual Meeting, representing 93.6% and 6.4% of the total voting power of our Common Stock, respectively. For more information, including how to attend and vote your shares, please see “Questions and Answers About the 2025 Annual Meeting of Stockholders” on page 61.

In this Proxy Statement, “Rivian,” “Company,” “we,” “us,” and “our” refer to Rivian Automotive, Inc. and its consolidated subsidiaries.
This Proxy Statement contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements contained herein that do not relate to matters of historical fact should be considered forward-looking statements. Forward-looking statements in this Proxy Statement include, but are not limited to, statements regarding our business strategies and objectives, the timeline for future product launches, our joint venture with the Volkswagen Group and our executive compensation program. These forward-looking statements speak only as of the date when made, and the Company undertakes no obligation to publicly update or revise any forward-looking statements after the date of this Proxy Statement, except as required by applicable law. Forward-looking statements are not guarantees of future performance and involve known and unknown risks, uncertainties and other important factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements, including, but not limited to, the important factors discussed in our Annual Report on Form 10-K for the year ended December 31, 2024 and in our other filings with the Securities and Exchange Commission (the “SEC”).

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE STOCKHOLDER MEETING TO BE HELD ON WEDNESDAY, JUNE 18, 2025
This Proxy Statement and our 2024 Annual Report to Stockholders are available at http://www.proxyvote.com/

Rivian 2025 Proxy Statement	1

Proposal 1:
Election of Directors
At the Annual Meeting, three (3) Class I Directors are to be elected to hold office until the 2028 Annual Meeting of Stockholders and until each such director’s respective successor is elected and qualified or until each such director’s earlier death, resignation, or removal.
We currently have eight (8) directors on our Board of Directors. Our current Class I Directors are Robert J. Scaringe, Peter Krawiec, and Sanford Schwartz. The Board of Directors has nominated Robert J. Scaringe, Peter Krawiec, and Sanford Schwartz for election as Class I Directors at the Annual Meeting.
As set forth in our Amended and Restated Certificate of Incorporation, the Board of Directors is currently divided into three classes with staggered, three-year terms. At each annual meeting of stockholders, the successors to directors whose terms then expire will be elected to serve from the time of election and qualification until the third annual meeting following election. The current class structure is as follows: Class I, whose current term will expire at the Annual Meeting and, if elected at the Annual Meeting, whose subsequent term will expire at the 2028 Annual Meeting of Stockholders, Class II, whose current term will expire at the 2026 Annual Meeting of Stockholders, and Class III, whose current term will expire at the 2027 Annual Meeting of Stockholders. The current Class I Directors who are also nominees for election at the Annual Meeting are Robert J. Scaringe, Peter Krawiec, and Sanford Schwartz; the current Class II Directors are Karen Boone, Aidan Gomez and Rose Marcario; and the current Class III Directors Jay Flatley and John Krafcik.
Our Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws provide that the authorized number of directors may be changed from time to time by the Board of Directors. Any additional directorships resulting from an increase in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of one-third of the directors. The division of our Board of Directors into three classes with staggered three-year terms may delay or prevent a change of our management or a change in control of our Company. Our directors may be removed only for cause by the affirmative vote of the holders of a majority of our outstanding voting stock entitled to vote in the election of directors.
If you submit a proxy but do not indicate any voting instructions, the persons named as proxies will vote the shares of Common Stock represented thereby for the election as Class I Directors of the persons whose names and biographies appear below. In the event that any of Dr. Scaringe, Mr. Krawiec, or Mr. Schwartz should become unable to serve, or for good cause will not serve, as a director, it is intended that votes will be cast for a substitute nominee designated by the Board of Directors or the Board of Directors may elect to reduce its size. The Board of Directors has no reason to believe that any of Dr. Scaringe, Mr. Krawiec, or Mr. Schwartz will be unable to serve if elected. Each of Dr. Scaringe, Mr. Krawiec, and Mr. Schwartz has consented to being named in this Proxy Statement and to serve if elected.

Recommendation of the Board of Directors The Board of Directors unanimously recommends a vote FOR the election of each of the below Class I Director nominees.

2	Rivian 2025 Proxy Statement

Nominees for Class I Director (terms to expire at the 2028 Annual Meeting)
The current members of the Board of Directors who are also nominees for election to the Board of Directors as Class I Directors are as follows:

Name	Age	Served as a Director Since	Position with Rivian
Robert J. Scaringe	42	2009	Chief Executive Officer and Chairman of the Board of Directors
Peter Krawiec	53	2019	Director
Sanford Schwartz	72	2019	Director
The principal occupations and business experience, for at least the past five years, of each Class I Director nominee for election at the 2025 Annual Meeting are as follows:

Robert J. Scaringe
	Age	Director Since
	42	2009

Chief Executive Officer and Chairman of the Board of Directors
Dr. Scaringe founded Rivian in June 2009 and has since served as our Chief Executive Officer and member of our Board of Directors. Dr. Scaringe was designated as the Chairman of our Board of Directors in March 2018. While serving in these roles, Dr. Scaringe has led every major milestone achieved by the Company to date, including establishing its vertically integrated technology platforms, building multi-program manufacturing capabilities and developing meaningful partnerships. Dr. Scaringe holds a B.S. from Rensselaer Polytechnic Institute and an M.S. and Ph.D. in Mechanical Engineering from the Sloan Automotive Laboratory at the Massachusetts Institute of Technology.
We believe Dr. Scaringe’s operational and technical expertise, leadership and continuity that he brings as our Founder and Chief Executive Officer, and his educational experience in the automotive industry qualifies him to serve on our Board of Directors.

Peter Krawiec
	Age	Director Since
	53	2019

Director
Mr. Krawiec has served on our Board of Directors since February 2019. He has served as Senior Vice President of Worldwide Corporate and Business Development at Amazon.com, Inc., a publicly-held global technology company, since March 2021. Prior to this role, Mr. Krawiec served as Vice President of Worldwide Corporate Development at Amazon from April 2007 to March 2021 and as Director of Worldwide Corporate Development at Amazon from October 2004 to April 2007. Earlier in his career, Mr. Krawiec spent seven years working in venture capital and investment banking. Mr. Krawiec holds a B.A. in Economics from Trinity College and an M.B.A. from the Kellogg School of Management at Northwestern University.
We believe Mr. Krawiec’s experience involving strategic acquisitions, investments, and partnerships in the technology industry, as well as his venture capital and investment banking background, qualifies him to serve on our Board of Directors.

Rivian 2025 Proxy Statement	3

Sanford Schwartz
	Age	Director Since
	72	2019

Director
Mr. Schwartz has served on our Board of Directors since September 2019. Mr. Schwartz has held several roles at Cox Enterprises, Inc. and its subsidiary businesses, an automotive and media conglomerate, which he joined in 1985. Since January 2025, Mr. Schwartz has served as a managing partner of Mudita Venture Partners, a venture capital firm. From January 2021 until December 2024, Mr. Schwartz served as Chief Executive Officer of the Cox Family Office, helping to guide family investments and estate planning for the company’s shareholders. Prior to this role, he served as President and Chief Executive Officer of Cox Automotive Inc., a global automotive services and software company, from his appointment in 2014, in addition to President of Manheim, a provider of end-to-end wholesale vehicle solutions, from his appointment in 2011. Prior to this role, Mr. Schwartz served as President of Cox Media Group, a media conglomerate, in various roles including serving as the President of AutoTrader and AutoTrader Publishing from 2006 to 2008. Previously, he served as President of Cox Arizona Publishing, Executive Vice President of the Austin American-Statesman, Vice President and General Manager of The Atlanta Journal-Constitution, Executive Vice President of Cox Newspapers and Vice President of Business Development for Cox Enterprises. Mr. Schwartz is currently a member of the board of directors of A.C. Green Youth Foundation, board of trustees of Northwood University, board of advisors of Axios, and board of directors of Checkered Flag Foundation.
We believe Mr. Schwartz’s extensive leadership and automotive industry experience qualifies him to serve on our Board of Directors.

Continuing Members of the Board of Directors:
Class II Directors (terms to expire at the 2026 Annual Meeting)
The current members of the Board of Directors who are Class II Directors are as follows:

Name	Age	Served as a Director Since	Position with Rivian
Karen Boone	51	2020	Director
Aidan Gomez	28	2025	Director
Rose Marcario	60	2021	Director
The principal occupations and business experience, for at least the past five years, of each Class II Director are as follows:

Karen Boone
	Age	Director Since
	51	2020

Director
Ms. Boone has served on our Board of Directors since August 2020. Ms. Boone most recently served as the Interim Co-CEO and Co-President of Peloton Interactive, Inc., a connected fitness company, from May 2024 to January 2025. She served as the President, Chief Financial and Administrative Officer of Restoration Hardware, Inc., a home furnishings company, from May 2014 to August 2018 and as Chief Financial Officer from June 2012 to May 2014. Prior to that, from 1996 to 2012, Ms. Boone held various roles at Deloitte & Touche LLP, a public accounting firm, most recently as an Audit Partner. Ms. Boone currently serves on the board of directors of Sonos, Inc., an audio products company, Peloton Interactive, CoreWeave, Inc., a cloud computing company, and several private companies. Ms. Boone holds a B.S. in Business Economics from the University of California, Davis.
We believe Ms. Boone’s extensive finance, accounting and leadership experience qualifies her to serve on our Board of Directors.

4	Rivian 2025 Proxy Statement

Aidan Gomez
	Age	Director Since
	28	2025

Director
Mr. Gomez has served as a member of our Board of Directors since April 2025. Mr. Gomez has served as Chief Executive Officer, Co-Founder and board member of Cohere Inc., a security-first enterprise artificial intelligence company, since September 2019. Prior to Cohere, Mr. Gomez served as a researcher at Google, working on its deep learning Google Brain project. Mr. Gomez holds a B.S. from University of Toronto and a Ph.D. in Computer Science from Oxford University.
We believe Mr. Gomez’s leadership experience and his expertise in the field of artificial intelligence qualifies him to serve on our Board of Directors.

Rose Marcario
	Age	Director Since
	60	2021

Director
Ms. Marcario has served on our Board of Directors since January 2021. Ms. Marcario most recently served as the President and Chief Executive Officer and as a member of the board of directors of Patagonia, Inc., an outdoor apparel retailer, from May 2013 to June 2020. Prior to that, she served as the Chief Financial Officer and Chief Operating Officer of Patagonia, Inc. from 2008 to 2013. Before joining Patagonia, Ms. Marcario held several executive roles in private equity, technology, and retail industries, including as Chief Financial Officer of General Magic, which was spun-off from Apple Computer, and Vice President of Global Finance and Treasury of International Rectifier, Inc. (acquired by Infineon Technologies Americas Corp.), a semiconductor manufacturer. Ms. Marcario has served on the board of directors of several private companies, including currently serving on the board of directors of Meati, Inc., a plant-based food company. Ms. Marcario holds a BSc. in Business and Finance from the State University of New York at Albany and an M.B.A. from California State University, Dominguez Hills.
We believe Ms. Marcario’s extensive leadership experience in the private equity, technology, and retail industries qualifies her to serve on our Board of Directors.

Rivian 2025 Proxy Statement	5

Class III Directors (terms to expire at the 2027 Annual Meeting)
The current members of the Board of Directors who are Class III Directors are as follows:

Name	Age	Served as a Director Since	Position with Rivian
Jay Flatley	72	2021	Director
John Krafcik	63	2023	Director
The principal occupations and business experience, for at least the past five years, of each Class III Director are as follows:

Jay Flatley
	Age	Director Since
	72	2021

Director
Mr. Flatley has served as a member of our Board of Directors since May 2021. Mr. Flatley most recently served as acting Chief Executive Officer of Zymergen Inc., a biofacturing company, from August 2021 through October 2022. Mr. Flatley served as Chairman of the board of directors of Illumina, Inc., a public company focused on sequencing and array-based solutions for genetic analysis, from January 2020 to May 2021, after previously serving as Executive Chairman from July 2016 to January 2020, as Chief Executive Officer from December 2013 to July 2016 and as the President and Chief Executive Officer from October 1999 to December 2013. Prior to that, Mr. Flatley was co-founder, President, Chief Executive Officer, and a director of Molecular Dynamics, a life sciences company focused on genetic discovery and analysis, from July 1994 until its sale to Amersham Pharmacia Biotech in September 1998. Mr. Flatley currently serves as Chairman of the board of directors of Cellanome, a biotechnology company focused on developing a unique multiomics platform to measure biology, Chairman of the board of directors of the Wellcome Leap Fund, a non-profit focused on human health innovation, on the board of trustees for The Salk Institute, a non-profit focused on mentoring future generations of researchers, Chairman of the board of directors of Iridia, Inc., a private nanotechnology data storage company, and on the board of directors of Denali Therapeutics Inc., a biopharmaceutical company. Mr. Flatley has also served on the boards of directors of Coherent, Inc., a public company and provider of lasers and laser-based technologies, and Zymergen Inc. Mr. Flatley holds a B.S. and M.S. in Industrial Engineering from Stanford University and a B.A. in Economics from Claremont McKenna College.
We believe Mr. Flatley’s leadership and manufacturing experience as a senior executive and director of several public companies qualifies him to serve on our Board of Directors.

6	Rivian 2025 Proxy Statement

John Krafcik
	Age	Director Since
	63	2023

Director
Mr. Krafcik has served as a member of our Board of Directors since July 2023. Mr. Krafcik served as Chief Executive Officer of Waymo LLC, an autonomous driving technology company and an independent company of Google's parent company, Alphabet, Inc., from September 2015 to May 2021, and served as a consultant to Waymo from May 2021 to May 2022. Prior to that, from April 2014 to September 2015, Mr. Krafcik served as President of TrueCar, Inc., a publicly traded automotive pricing and digital retailing website company, and as a director of TrueCar from February 2014 until March 2020. Prior to TrueCar, Mr. Krafcik was with Hyundai Motor America, a South Korean automaker, from March 2004 to December 2013, during which time he served as President and Chief Executive Officer from November 2008 to December 2013 and as Vice President of Product Development and Strategic Planning from March 2004 to November 2008. Prior to joining Hyundai, Mr. Krafcik was with Ford Motor Company, where he held various product development leadership positions. Mr. Krafcik currently serves on the supervisory board of Daimler Truck AG, a German commercial vehicle manufacturer. Mr. Krafcik holds a Bachelor of Science in Mechanical Engineering from Stanford University and a Masters in Management from the Sloan School of Management at the Massachusetts Institute of Technology.
We believe that Mr. Krafcik’s extensive leadership and product development experience in the automotive industry qualifies him to serve on our Board of Directors.

Rivian 2025 Proxy Statement	7

Proposal 2:
Ratification of Appointment of Independent Registered Public Accounting Firm
Our Audit Committee has appointed KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2025. Our Board of Directors has directed that this appointment be submitted to our stockholders for ratification at the Annual Meeting. Although ratification of our appointment of KPMG LLP is not required, we value the opinions of our stockholders and believe that stockholder ratification of our appointment is a good corporate governance practice.
KPMG LLP served as our independent registered public accounting firm for the fiscal year ended December 31, 2024 and has served as our independent registered public accounting firm since August 20, 2021.
A representative of KPMG LLP is expected to attend the Annual Meeting and to have an opportunity to make a statement and be available to respond to appropriate questions from stockholders.
In the event that the appointment of KPMG LLP is not ratified by the stockholders, the Audit Committee will consider this fact when it appoints the independent auditors for the fiscal year ending December 31, 2026. Even if the appointment of KPMG LLP is ratified, the Audit Committee retains the discretion to appoint a different independent auditor at any time if it determines that such a change is in the interest of the Company.

Recommendation of the Board of Directors
The Board of Directors unanimously recommends a vote FOR the ratification of the appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2025.

8	Rivian 2025 Proxy Statement

Independent Registered Public Accounting Firm Fees and Other Matters
The following table summarizes the fees of KPMG LLP, our independent registered public accounting firm, billed to us for the fiscal years ended December 31, 2024 and December 31, 2023 for audit and other services.

Fee Category	2024 ($)	2023 ($)

Audit Fees(1)	9,030,000	9,686,000
Audit-Related Fees(2)	150,000	330,000
Tax Fees(3)	1,470,000	1,270,000
All Other Fees(4)	20,000	—
Total Fees	10,670,000	11,286,000
(1)Audit fees for the fiscal years ended December 31, 2024 and 2023 include fees for the audit of our annual consolidated financial statements and internal control over financial reporting, reviews of our quarterly condensed consolidated financial statements, and certain other fees related to consents.
(2)Audit-related fees for the fiscal year ended December 31, 2024 include fees for the review of the 2022 consolidated statement of environmental metrics and consolidated statement of social metrics in accordance with standards established by the American Institute of Certified Public Accountants and certain other agreed upon procedures and accounting advisory services.
(3)Tax fees for the fiscal years ended December 31, 2024 and 2023 include fees for global mobility tax services.
(4)In the fiscal year ended December 31, 2023, there were no fees billed other than audit, audit-related, and tax fees.
Audit Committee Pre-Approval Policy and Procedures
The Audit Committee has adopted a policy (the “Pre-Approval Policy”) that sets forth the procedures and conditions pursuant to which audit and non-audit services proposed to be performed by the independent auditor may be pre-approved. The Pre-Approval Policy generally provides that we will not engage KPMG LLP to render any audit, audit-related, tax, or permissible non-audit service unless the service is either (i) explicitly approved by the Audit Committee (“specific pre-approval”) or (ii) entered into pursuant to the pre-approval policies and procedures described in the Pre-Approval Policy (“general pre-approval”). Unless a type of service to be provided by KPMG LLP has received general pre-approval under the Pre-Approval Policy, it requires specific pre-approval by the Audit Committee or by a designated member of the Audit Committee to whom the committee has delegated the authority to grant pre-approvals. Any proposed services exceeding pre-approved cost levels or budgeted amounts will also require specific pre-approval. For both types of pre-approval, the Audit Committee will consider whether such services are consistent with the SEC rules on auditor independence. The Audit Committee will also consider whether the independent auditor is best positioned to provide the most effective and efficient service, for reasons such as its familiarity with the Company’s business, people, culture, accounting systems, risk profile, and other factors, and whether the service might enhance the Company’s ability to manage or control risk or improve audit quality. All such factors will be considered as a whole, and no one factor should necessarily be determinative. The Audit Committee may, on a periodic basis, review and generally pre-approve the services (and related fee levels or budgeted amounts) that may be provided by KPMG LLP without first obtaining specific pre-approval from the Audit Committee. The Audit Committee may revise the list of general pre-approved services from time to time, based on subsequent determinations. The Audit Committee pre-approved all services performed since the Pre-Approval Policy was adopted.

Rivian 2025 Proxy Statement	9

Audit Committee Report
The Audit Committee, management, and the independent registered public accounting firm each have different roles and responsibilities with respect to the Company’s financial statements and internal control over financial reporting.
The Audit Committee’s core purpose is to assist the Board of Directors by providing oversight over the Company’s financial reporting processes and annual and quarterly financial statements and related disclosures, the qualifications, performance and independence of the Company’s independent auditor, and the Company’s policies and practices regarding ethics and compliance. The Audit Committee operates under a written charter that has been approved by the Board of Directors and is reviewed annually.
Management is responsible for preparing the Company’s financial statements and for the financial reporting process, including evaluating the effectiveness of the Company’s disclosure controls and procedures and internal control over financial reporting.
KPMG is the Company’s independent registered public accounting firm, is responsible for performing an independent audit of the Company’s consolidated financial statements and expressing an opinion on the conformity of the financial statements with accounting principles generally accepted in the United States of America, and on the effectiveness of the Company’s internal control over financial reporting.
In connection with the preparation of the Company’s financial statements as of and for the year ended December 31, 2024, the Audit Committee reviewed the Company’s audited consolidated financial statements for the fiscal year ended December 31, 2024 and discussed these financial statements with management and with KPMG. The Audit Committee has also received from, and discussed with, KPMG various communications that KPMG is required to provide to the Audit Committee, including the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board (“PCAOB”) and the SEC.
KPMG also provided the Audit Committee with a formal written statement required by PCAOB Rule 3526 (Communications with Audit Committees Concerning Independence) describing all relationships between KPMG and the Company, including the disclosures required by the applicable requirements of the PCAOB regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence. In addition, the Audit Committee discussed with KPMG its independence from the Company.
Based on its discussions with management and KPMG, and its review of the representations and information provided by management and KPMG, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2024.
•Karen Boone (Chair)
•Jay Flatley
•John Krafcik

10	Rivian 2025 Proxy Statement

Proposal 3:
Approval, on an Advisory
(Non-Binding) Basis, of the Compensation of Our Named Executive Officers in 2024
In accordance with the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”) and Rule 14a-21 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), we request that our stockholders cast a non-binding, advisory vote to approve the compensation of our named executive officers as described in this Proxy Statement. This proposal, commonly known as a “say-on-pay” proposal, gives our stockholders the opportunity to express their views on our named executive officers’ compensation. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the philosophy, policies, and practices described in this Proxy Statement.
Accordingly, we ask our stockholders to vote “FOR” the following resolution at the Annual Meeting:
“RESOLVED, that the stockholders of Rivian Automotive, Inc. approve, on an advisory (non-binding) basis, the compensation of Rivian Automotive, Inc.’s named executive officers as described in the Compensation Discussion and Analysis and disclosed in the Summary Compensation Table and related compensation tables and narrative disclosure set forth in Rivian Automotive, Inc.’s Proxy Statement for the 2025 Annual Meeting of Stockholders.”
We believe that our compensation programs and policies for the year ended December 31, 2024 were an effective incentive for the achievement of our goals, aligned with stockholders’ interest, and worthy of stockholder support. Additional details concerning how we structure our compensation programs to meet the objectives of our compensation programs are provided in the section titled “Executive Compensation” in this Proxy Statement. In particular, we discuss how we design our performance-based compensation programs, including equity compensation, and set compensation targets and other objectives to maintain a close correlation between Company and individual achievement.
This vote is merely advisory and will not be binding upon us, our Board of Directors or our Compensation Committee, nor will it create or imply any change in the duties of us, our Board of Directors or our Compensation Committee. The Compensation Committee will, however, take into account the outcome of the vote when considering future executive compensation decisions. The Board of Directors values constructive dialogue on executive compensation and other significant governance topics with our stockholders and encourages all stockholders to vote their shares on this important matter. At our 2022 Annual Meeting of Stockholders, our stockholders recommended, on an advisory basis, that the stockholder vote on the compensation of our named executive officers occur every year. In light of the foregoing recommendation, our Board of Directors determined to hold a “say-on-pay” advisory vote every year. Accordingly, our next advisory say-on-pay vote (following the non-binding advisory vote at this Annual Meeting) is expected to occur at the 2026 Annual Meeting of Stockholders.

Recommendation of the Board of Directors
The Board of Directors unanimously recommends a vote FOR the approval, on an advisory (non-binding) basis, of the compensation of our named executive officers in 2024.

Rivian 2025 Proxy Statement	11

Proposal 4:
Approval of Future Issuance of Shares of Class A Common Stock to Volkswagen International America, Inc.
We are seeking stockholder approval of future issuances of shares of Class A Common Stock to Volkswagen International America, Inc. (“VW”) pursuant to our Investment Agreement (as defined below), to the extent such issuances would result in VW beneficially owning securities representing more than 19.99% of our outstanding shares of Common Stock (the “Beneficial Ownership Limitation”) pursuant to Nasdaq Listing Rule 5635 (the “VW Share Issuance Proposal”).
Background

As previously disclosed, on November 13, 2024, we entered into an Investment Agreement with VW and Volkswagen AG, which was subsequently amended on April 17, 2025 (as so amended, the “Investment Agreement”). The Investment Agreement provides for a series of equity investments by VW in the Company upon the achievement of certain specified financial and operational milestones, through the sale and issuance of shares of Class A Common Stock and/or a note convertible into shares of Class A Common Stock, substantially in the form included as Exhibit B to the Investment Agreement (the “Convertible Note”). Our Board of Directors has determined that the Company’s entrance into the Investment Agreement and the issuance of the securities thereunder were in the best interests of the Company and its stockholders.
As of April 23, 2025, VW held approximately 7.8% of the aggregate voting power of the Company and beneficially owned 95,377,269 shares, or approximately 8.4%, of our outstanding Common Stock. At this time, the Company has not issued any shares of Class A Common Stock or the Convertible Note to VW pursuant to the Investment Agreement. In the future, however, VW’s beneficial ownership could exceed the Beneficial Ownership Limitation as a result of equity issuances pursuant to the Investment Agreement. As a result, we are seeking stockholder approval of the VW Share Issuance Proposal to comply with Nasdaq Listing Rule 5635 and to satisfy our obligations under the Investment Agreement.
Investment Agreement
The Investment Agreement provides for the following equity investments by VW in the Company:
•Tranche 1: Upon and subject to the later to occur of (A) June 30, 2025 and (B) the occurrence of certain Financial Milestones (as defined in the Investment Agreement), the Company will, upon payment of $1 billion therefor, at a 33% premium, issue to VW a number of shares of Class A Common Stock equal to $750 million divided by the price per share of Class A Common Stock based on the Company’s 30-trading day volume-weighted average price prior to, but not including, the date of the Financial Milestone Closing (as defined in the Investment Agreement);

•Tranche 2: Upon and subject to the occurrence of certain Testing Milestones (as defined in the Investment Agreement), the Company will (depending upon the Testing Milestones achieved in connection with a testing session) upon payment of the purchase price therefor:

•(A) issue to VW a number of shares of Class A Common Stock equal to $1 billion divided by the price per share of Class A Common Stock based on the Company’s 30-trading day volume-weighted average price prior to but not including the closing date of such investment;

•(B) issue to VW both (i) a number of shares of Class A Common Stock equal to $750 million divided by the price per share of Class A Common Stock based on the Company’s 30-trading day volume-weighted average price prior to but not including the closing date of such investment and (ii) the Convertible Note, in a principal amount of $250 million and bearing interest at 4.75% per annum; or

•(C) issue to VW a number of shares of Class A Common Stock equal to $250 million divided by the price per share of Class A Common Stock based on the Company’s 30-trading day volume-weighted average price prior to but not including the closing date of such investment, in which case a subsequent closing would occur upon further Testing Milestone achievement where the Company will issue a number of shares of Class A Common Stock equal to $750 million divided by the price per share of Class A Common Stock based on the Company’s 30-trading day volume-weighted average price prior to but not including the closing date of such investment; and

12	Rivian 2025 Proxy Statement

•Tranche 3: Upon and subject to the earlier to occur of (A) the SOP Milestone (as defined in the Investment Agreement) and (B) January 3, 2028, the Company will, upon payment of $460 million therefor, at a 84% premium, issue to VW a number of shares of Class A Common Stock equal to $250 million divided by the price per share of Class A Common Stock based on the Company’s 30-trading day volume-weighted average price prior to, but not including, the date of the SOP Closing (as defined in the Investment Agreement).

The principal amount of the Convertible Note, if issued, together with any accrued and unpaid interest thereon, (a) upon satisfaction of certain Testing Milestones not yet achieved at the time of its issuance, would be convertible into shares of Class A Common Stock at a price per share of Class A Common Stock based on the Company’s 30-trading day volume weighted average price prior to, but not including, the conversion date (which such conversion price would be subject to adjustment in connection with certain transactions), or (b) if not earlier converted, would mature on September 30, 2027.
The Investment Agreement contains representations, warranties, and covenants that are customary for similar financing transactions, including the following covenants:
•VW has agreed to certain limitations with respect to the transfer or disposition of shares of the Company’s Class A Common Stock that will apply so long as it, together with its affiliates, beneficially owns (or holds securities convertible into), in the aggregate, equity securities of the Company representing 5% or more of the outstanding Class A Common Stock (the “Clear Market Period”). In addition, unless approved in writing by the Board of Directors, during the Clear Market Period, VW has agreed that it, Volkswagen AG, together with its affiliates, will not beneficially hold in the aggregate more than 30% of voting power of the Company or any class of the Company’s capital stock then outstanding (the “30% Threshold”). To the extent VW and its affiliates exceed the 30% Threshold, VW will not be able to exercise voting or dispositive control over the excess Trust Shares (as defined in the Investment Agreement) and such Trust Shares will be sold or disposed of pursuant to the terms of the Investment Agreement. Finally, subject to the terms of the Investment Agreement, for as long as VW together with certain of its affiliates holds in the aggregate 25% or more of the voting power of all outstanding voting securities of the Company (the “Voting Agreement Threshold”), VW shall vote its shares in excess of the Voting Agreement Threshold in accordance with the recommendation of the Board of Directors.

•VW may deliver to the Company a written request (a “Demand Request”) that the Company prepare and file with the SEC a registration statement on Form S-3, or such other form as required to effect a registration of shares of Class A Common Stock held by, issued to, or issuable upon conversion of the Convertible Note to VW (the “Registrable Securities”), covering the resale of the Registrable Securities, including by means of an underwritten offering, subject to certain limitations. The obligations of the Company in respect of a Demand Request are subject to piggyback rights and certain exceptions, including that if such Demand Request relates to an underwritten offering, then it must be in respect of shares of Class A Common Stock with an aggregate offering value equal to at least $100 million. VW also has customary piggyback rights to include their Registrable Securities in registration effected by the Company on their own or another holder’s behalf, subject to certain limitations.

•If the Company issues the Convertible Note, it will become subject to a number of affirmative and restrictive covenants pursuant to Convertible Note, including, among others, covenants regarding the conduct of and carrying on of its business, and certain limitations with respect to the sale, transfer or license of assets or the issuance of shares of Class A Common Stock. Upon issuance, the Convertible Note will also contain certain specified events of default, the occurrence of which prior to the Conversion would entitle VW to immediately demand repayment of all outstanding principal and accrued and unpaid interest on the Convertible Note. Such events of default include, among others, failure or refusal of the Company to promptly effect the Conversion (as defined in the Convertible Note) on the Conversion Date Conversion (as defined in the Convertible Note) or to promptly deliver the shares payable upon the Conversion, certain defaults by the Company or any of its subsidiaries with respect to indebtedness of at least $100 million and certain events of bankruptcy, insolvency and reorganization involving the Company and its significant subsidiaries.

•The Company has agreed to use commercially reasonable efforts to hold a meeting of stockholders to approve the issuance of shares of Class A Common Stock to VW in excess of the Beneficial Ownership Limitation. The VW Share Issuance Proposal is intended to fulfill this covenant.

Reasons for Seeking Stockholder Approval
Our Class A Common Stock is listed on the Nasdaq Stock Market, and as such, we are subject to the Nasdaq Listing Rules. In order to comply with the Nasdaq Listing Rules and to satisfy conditions under the Investment Agreement, we are seeking stockholder approval of the VW Share Issuance Proposal.
Under Nasdaq Listing Rule 5635(b), stockholder approval is required prior to the issuance of securities when the issuance or potential issuance will result in a change of control of a company. This rule does not specifically define when a change in control of a company may be deemed to occur for this purpose; however, Nasdaq suggests in its guidance that a change of control would be deemed by Nasdaq to have occurred, subject to certain limited exceptions, if after a transaction an investor (or a group of investors) would hold 20% or more of a company’s then-outstanding capital stock or voting power of capital

Rivian 2025 Proxy Statement	13

stock and such ownership or voting power would be the company’s largest ownership position. Because the issuance of shares of our Class A Common Stock pursuant to the Investment Agreement will occur in future years, and the number of shares to be issued depends on us achieving certain milestones and on a specified pricing formula, we do not know whether one or more of these issuances may be deemed to be a change in control under Nasdaq Listing Rule 5635(b). However, if we issue a significant number of shares to VW, it is possible this could be deemed by Nasdaq to be a change of control. For example, as of April 23, 2025, VW held approximately 7.8% of the aggregate voting power of the Company and beneficially owned 95,377,269 shares, or approximately 8.4%, of our outstanding Common Stock. If each of the milestones required to trigger the maximum number of share issuances under of each of the three tranches of the Investment Agreement were to have occurred on April 23, 2025, then based on the Company’s last reported share price on April 23, 2025, the Company would have issued VW 169,491,525 shares of Class A Common Stock. Based on shares outstanding as of April 23, 2025, these issuance would have resulted in VW holding 17.9% of the voting power of the Company and 18.9% of the beneficial ownership of the Company as of April 23, 2025 which based on reported holdings as of December 31, 2024 would be the largest ownership position in the Company. Accordingly, we are preemptively seeking stockholder approval pursuant to Nasdaq Listing Rule 5635(b).
Stockholders should note that a “change of control” as described under Rule 5635(b) applies only with respect to the application of such rule, and does not necessarily constitute a “change of control” for purposes of Delaware law or our organizational documents.
In addition, Nasdaq Listing Rule 5635(d) requires stockholder approval for certain transactions, other than public offerings, involving the issuance of 20% or more of the total pre-transaction shares outstanding at less than the applicable Minimum Price (as defined in Listing Rule 5635(d)(1)(A)). As described above, we do not know exactly what number of shares of Class A Common Stock will be issued pursuant to the Investment Agreement. As a result, the number of shares of Class A Common Stock issued to VW may exceed 20% or more of our outstanding shares of Common Stock. Accordingly, we are also preemptively seeking stockholder approval pursuant to Nasdaq Listing Rule 5635(d)(2).
Effect of Approval
If the VW Share Issuance is approved, the Company and VW will be permitted to consummate the issuance and sale of the Class A Common Stock as contemplated by the Investment Agreement even if any such issuance or sale would exceed the Beneficial Ownership Limitation.
Based on shares outstanding as of April 23, 2025 and the Company’s last reported share price on April 23, 2025, if the maximum number of shares are issued under each tranche of the Investment Agreement, VW would hold, as of April 23, 2025, approximately 17.9% of the aggregate voting power of the Company and beneficially own approximately 18.9% of our outstanding Common Stock. The issuance of such shares will not affect the rights of the holders of our outstanding Class A Common Stock, but such issuances will have a dilutive effect on the existing stockholders, including on the voting power and economic rights of the existing stockholders, and may result in a decline in the price of our Class A Common Stock or in greater price volatility.
Approval of the VW Share Issuance Proposal by our stockholders is a condition to certain of our and VW’s obligations under the Investment Agreement. If our stockholders do not approve the VW Share Issuance, among other things, VW will not be obligated to make further investments in the company to the extent any issuance or sale of Class A Common Stock in connection with such investments would require approval under Nasdaq Listing Rule 5635(b) or (d). In addition, we would be obligated under the Investment Agreement to use further commercially reasonable efforts to obtain stockholder approval and would bear associated costs.

Recommendation of the Board of Directors The Board of Directors unanimously recommends a vote FOR the VW Share Issuance Proposal.

14	Rivian 2025 Proxy Statement

Proposal 5:
Approval of an Amendment to our Amended and Restated Certificate of Incorporation that Would Increase the Number of Authorized Shares of our Class A Common Stock
Our Amended and Restated Certificate of Incorporation currently authorizes the issuance of 3,507,825,000 shares of Common Stock, of which 3,500,000,000 has been designated as Class A Common Stock. The Board has unanimously adopted, approved and recommended to the Company’s stockholders the approval of an amendment to our Amended and Restated Certificate of Incorporation that would increase the number of authorized shares of our Class A Common Stock to 5,250,000,000 shares which, in turn, would increase the total number of authorized shares of our Common Stock to 5,257,825,000 (the “Share Increase Amendment”). The additional 1,750,000,000 shares of Class A Common Stock authorized for issuance pursuant to the proposed Share Increase Amendment would be part of the existing Class A Common Stock and, if and when issued, would have the same rights and privileges as the shares of Class A Common Stock presently issued and outstanding. The holders of Class A Common Stock are not entitled to preemptive rights or cumulative voting.
The Share Increase Amendment will not affect the number of authorized shares of Class B Common Stock or preferred stock of the Company, par value $0.001 per share (the “Preferred Stock”). Currently, there are 10,000,000 authorized shares of Preferred Stock and no shares of Preferred Stock issued and outstanding and there are 7,825,000 shares of Class B Common Stock authorized, issued and outstanding.
The following table illustrates the effect the proposed Share Increase Amendment would have on the number of shares of Class A Common Stock available for issuance, if approved by our stockholders:

	As of April 23, 2025	Upon Effectiveness of Amendment

Total authorized shares of Class A Common Stock	3,500,000,000	5,250,000,000
Issued and outstanding shares of Class A Common Stock	1,138,599,873	1,138,599,873
Shares of Class A Common Stock reserved for future issuance upon conversion of outstanding shares of Class B Common Stock(1)	7,825,000	7,825,000
Shares of Class A Common Stock authorized for future issuance under Company Plans(2)	134,306,505	134,306,505
Shares of Class A Common Stock subject to outstanding equity awards under Company Plans	119,895,311	119,895,311
Shares of Class A Common Stock underlying outstanding warrants	11,242,532	11,242,532
Shares of Class A Common Stock underlying outstanding 2029 Green Convertible Notes	102,459,000	102,459,000
Shares of Class A Common Stock underlying outstanding 2030 Green Convertible Notes	94,417,012	94,417,012

Rivian 2025 Proxy Statement	15

	As of April 23, 2025	Upon Effectiveness of Amendment

Total issued and outstanding shares of Class A Common Stock, Shares reserved for future issuance upon conversion of outstanding shares of Class B Common Stock, Shares authorized for future issuance under Company Plans, Shares subject to outstanding equity awards under Company Plans, Shares underlying outstanding warrants, Shares underlying outstanding 2029 Green Convertible Notes and Shares underlying outstanding 2030 Green Convertible Notes	1,608,745,233	1,608,745,233
Shares of Class A Common Stock available for issuance(3)	1,891,254,767	3,641,254,767
(1)Consists of shares of Class A Common Stock that, pursuant to our Amended and Restated Certificate of Incorporation, we are required to reserve for issuance upon conversion of Class B Common Stock.
(2)“Company Plans” include the Rivian Automotive, Inc. 2015 Long-Term Incentive Plan, 2021 Incentive Award Plan and 2021 Employee Stock Purchase Plan.
(3)Excludes shares of Class A Common Stock that may be issued pursuant to the VW Share Issuance, as described in Proposal 4.
As indicated in the table above, as of April 23, 2025, 33% of our authorized shares are outstanding, and the settlement of all of our currently outstanding equity awards, outstanding warrants, and outstanding 2029 Green Convertible Notes and 2030 Green Convertible Notes, the grant of new equity awards under Company Plans up to the full number of shares available thereunder and the issuance of shares under the 2021 ESPP up to the full number of shares available thereunder would result in the issuance of 46% of our authorized shares of Common Stock (without giving effect to Proposal 4). In addition, as described in Proposal 4, we are party to an Investment Agreement with the Volkswagen Group, which provides for a series of equity investments by VW in the Company upon the achievement of certain specified financial and operational milestones. The issuance of the maximum number of shares under each tranche of the Investment Agreement (calculated based on 1,138,599,873 shares outstanding as of April 23, 2025 and a price per share of $11.80, which is the last reported share price of the Company’s Class A Common Stock on April 23, 2025) would result in the issuance of an additional 5% of our authorized shares of Common Stock, for a total of 51%.
Therefore, our Board believes it is in the best interests of the Company and our stockholders to increase our authorized shares of Class A Common Stock in order to have additional shares available for use as our Board deems appropriate or necessary, including having shares available for the VW Share Issuance, to settle our outstanding equity awards and to grant new equity awards using shares authorized under Company Plans. As such, the primary purpose of the Share Increase Amendment is to facilitate the VW Share Issuance and to provide the Company with greater flexibility with respect to managing its Class A Common Stock in connection with such corporate purposes as may, from time to time, be considered advisable by our Board. These corporate purposes could include, without limitation, financing activities, public or private offerings, stock dividends or splits, conversions of convertible securities, issuance of stock options and other equity awards pursuant to our employee benefit plans, establishing a strategic relationship with a corporate partner and acquisition transactions. Having an increased number of authorized but unissued shares of Class A Common Stock would allow us to take prompt action with respect to corporate opportunities that develop, without the delay and expense of convening a special meeting of stockholders for the purpose of approving an increase in our capitalization. Our Board will determine whether, when and on what terms the issuance of shares of Class A Common Stock may be warranted in connection with any of the foregoing purposes.
Other than as listed in the table above and the footnotes thereto and as described in Proposal 4, we do not currently have any arrangements, agreements or understandings that would require the issuance of additional shares of Class A Common Stock. Because our directors and executive officers have outstanding equity awards under our Company Plans, as applicable, and may be granted additional equity awards under these plans, they may be deemed to have an indirect interest in the Share Increase Amendment, because absent the amendment, the Company may not have sufficient authorized shares to grant such awards.
The Share Increase Amendment will not have any immediate effect on the rights of existing stockholders. However, our Board of Directors will have the authority to issue authorized Class A Common Stock without requiring future stockholder approval of such issuances, except as may be required by applicable law or Nasdaq rules. Future issuances of Class A Common Stock or securities convertible into or exchangeable for Class A Common Stock could have a dilutive effect on our earnings per share, book value per share and the voting power and interest of current stockholders.
Our Board has not proposed the Share Increase Amendment with the intention of discouraging tender offers or takeover attempts of the Company. However, the availability of additional authorized shares of Class A Common Stock for issuance could, under certain circumstances, discourage or make more difficult efforts to obtain control of our company. This proposal is not being presented with the intent that it be used to prevent or discourage any acquisition attempt, but nothing would

16	Rivian 2025 Proxy Statement

prevent our Board from taking any appropriate actions not inconsistent with its fiduciary duties. We do not have a poison pill plan and have not made any non-stockholder approved repricings of our equity awards.
If our stockholders approve this proposal, then the first paragraph of Article Fourth of our Amended and Restated Certificate of Incorporation will be amended to read as follows (with additions of text indicated by underlining and deletions of text indicated by strike-outs):
FOURTH: The total number of shares of all classes of stock which the Corporation is authorized to issue is ~~3,517,825,000~~ 5,267,825,000 comprised of two classes as follows: (i) ~~3,507,825,000~~ 5,257,825,000 shares of Common Stock, $0.001 par value per share (the “Common Stock”), of which (a) ~~3,500,000,000~~ 5,250,000,000 shares shall be a series designated as Class A Common Stock (the “Class A Common Stock”) and (b) 7,825,000 shares shall be a series designated as Class B Common Stock (the “Class B Common Stock”), and (ii) 10,000,000 shares of Preferred Stock, $0.001 par value per share (the “Preferred Stock”).
If our stockholders approve the Share Increase Amendment, our Board has authorized our officers to file a Certificate of Amendment with the Delaware Secretary of State, which we anticipate doing as soon as practicable following stockholder approval of the Share Increase Amendment at the Annual Meeting, and the Certificate of Amendment would become effective upon acceptance by the Delaware Secretary of State. All other sections of the Amended and Restated Certificate of Incorporation would be maintained in their current form (except to the extent an amendment is made pursuant to Proposal 6 or Proposal 7). For the avoidance of doubt, approval of the Voting Clarification Amendments (as defined below) by the stockholders would not impact the Share Increase Amendment.
If our stockholders do not approve the Share Increase Amendment, the Certificate of Amendment will not be filed with the Delaware Secretary of State and the current Amended and Restated Certificate of Incorporation would remain in effect in its entirety (except to the extent it is amended pursuant to Proposal 6 or Proposal 7). However, even if our stockholders approve the Share Increase Amendment, our Board retains discretion under Delaware law to determine when to file the Certificate of Amendment with the Delaware Secretary of State and to abandon the Share Increase Amendment notwithstanding prior stockholder approval of the Share Increase Amendment.

Recommendation of the Board of Directors The Board of Directors unanimously recommends a vote FOR the approval of the Share Increase Amendment.

Rivian 2025 Proxy Statement	17

Proposal 6:
Approval of an Amendment to our Amended and Restated Certificate of Incorporation to Provide for Exculpation of Officers from Breaches of Fiduciary Duty to the Fullest Extent Permitted by the General Corporation Law of the State of Delaware

General
As part of its continuing review of our corporate governance standards and practices, the Board has unanimously adopted, approved and recommended to the Company’s stockholders the approval of an amendment to the Company’s Amended and Restated Certificate of Incorporation to reflect developing law (the “Officer Exculpation Amendment”).
Effective August 1, 2022, Section 102(b)(7) of the General Corporation Law of the State of Delaware (the “DGCL”) was amended (“Amended 102(b)(7)”) to enable a corporation to include in its certificate of incorporation a provision exculpating certain corporate officers from liability for breach of the fiduciary duty of care in certain circumstances. Previously, Section 102(b)(7) of the DGCL provided for the ability to exculpate directors only and our Amended and Restated Certificate of Incorporation currently limits the monetary liability of our directors in certain circumstances consistent with Section 102(b)(7) of the DGCL. Amended 102(b)(7) allows for the exculpation of certain officers only in connection with direct claims brought by stockholders, including class actions, but would not eliminate officers’ monetary liability for breach of fiduciary duty claims brought by the corporation itself or for derivative claims brought by stockholders in the name of the corporation. Further, Amended 102(b)(7) does not permit a corporation to exculpate covered officers from liability for breach of the duty of loyalty, acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, or any transaction in which the officer derived an improper personal benefit. Under Amended 102(b)(7), the officers who may be exculpated include a person who (i) is the president, chief executive officer, chief operating officer, chief financial officer, chief legal officer, controller, treasurer or chief accounting officer of the corporation at any time during the course of conduct alleged in the action or proceeding to be wrongful, (ii) is or was identified in the corporation’s public filings with the SEC because such person is or was one of the most highly compensated executive officers of the corporation, or (iii) has consented to services of process in Delaware by written agreement (the “Covered Officers”).
Effect of the Amendment
The proposed Officer Exculpation Amendment would allow for the exculpation of our officers to the fullest extent permitted by the DGCL. As described above, this currently means that the proposed Officer Exculpation Amendment would allow for the exculpation of Covered Officers only in connection with direct claims brought by stockholders, including class actions, but would not eliminate such officers’ monetary liability for breach of fiduciary duty claims brought by the corporation itself or for derivative claims brought by stockholders in the name of the corporation. Further, the Officer Exculpation Amendment would not limit the liability of Covered Officers for any breach of the duty of loyalty to the corporation or its stockholders, any acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law, or any transaction from which a Covered Officer derived an improper personal benefit.

18	Rivian 2025 Proxy Statement

Rationale for Adoption of the Amendment
Our Board believes that adopting the Officer Exculpation Amendment would better position the Company to attract top officer candidates and retain our current officers. The Officer Exculpation Amendment would also more closely align the protections available to our officers with those already available to our directors. We believe that failing to adopt the Officer Exculpation Amendment could impact our recruitment and retention of exceptional officer candidates who conclude that the potential exposure to liabilities, costs of defense, and other risks of proceedings exceeds the benefits of serving as an officer of the Company.
In addition, adopting the Officer Exculpation Amendment would enable the officers to exercise their business judgment in furtherance of the interests of the stockholders without the potential for distraction posed by the risk of personal liability. The nature of the role of officers often requires them to make decisions on crucial matters. Frequently, officers must make decisions in response to time-sensitive opportunities and challenges, which can create substantial risk of investigations, claims, actions, suits, or proceedings seeking to impose liability based on hindsight, especially in the current litigious environment and regardless of merit. Limiting our current and prospective officers’ concern about personal risk would empower officers to best exercise their business judgment in furtherance of stockholder interests and better position the Company to retain our current officers and attract top officer candidates. Enhancing our ability to retain and attract experienced officers is in the best interests of the Company and its stockholders and we should seek to assure such persons that exculpation under certain circumstances is available.
If our stockholders approve this proposal, a new Article Twelfth will be inserted in our Amended and Restated Certificate of Incorporation to read as follows:
TWELFTH: To the fullest extent permitted by law, an officer of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as an officer. If the General Corporation Law or any other law of the State of Delaware is amended after approval by the stockholders of this Article Twelfth to authorize corporate action further eliminating or limiting the personal liability of officers, then the liability of an officer of the Corporation shall be eliminated or limited to the fullest extent permitted by the General Corporation Law as so amended. Any repeal or modification of the foregoing provisions of this Article Twelfth by the stockholders of the Corporation shall not adversely affect any right or protection of an officer of the Corporation existing at the time of, or increase the liability of any officer of the Corporation with respect to any acts or omissions of such officer occurring prior to, such repeal or modification.
If our stockholders approve the Officer Exculpation Amendment, our Board has authorized our officers to file a Certificate of Amendment with the Delaware Secretary of State to effect the Officer Exculpation Amendment, which we anticipate doing as soon as practicable following stockholder approval of the Officer Exculpation Amendment at the Annual Meeting, and the Certificate of Amendment would become effective upon acceptance by the Delaware Secretary of State. All other sections of the Amended and Restated Certificate of Incorporation would be maintained in their current form (except to the extent Article Fourth is amended pursuant to Proposal 5 or Proposal 7).
If our stockholders do not approve the Officer Exculpation Amendment, the Certificate of Amendment will not be filed with the Delaware Secretary of State and the current Amended and Restated Certificate of Incorporation would remain in effect in its entirety (except to the extent Article Fourth is amended pursuant to Proposal 5 or Proposal 7). However, even if our stockholders approve the Officer Exculpation Amendment, our Board retains discretion under Delaware law to determine when to file the Certificate of Amendment with the Delaware Secretary of State and to abandon the Officer Exculpation Amendment notwithstanding prior stockholder approval of the Officer Exculpation Amendment.

Recommendation of the Board of Directors
The Board of Directors unanimously recommends a vote FOR the Amendment of our Amended and Restated Certificate of Incorporation to provide for exculpation of officers from breaches of fiduciary duty to the fullest extent permitted by the General Corporation Law of the State of Delaware.

Rivian 2025 Proxy Statement	19

Proposal 7:
Approval of Amendments to our Amended and Restated Certificate of Incorporation to Clarify Voting Requirements to Amend the Number of Authorized Shares of our Common Stock and Preferred Stock
As part of its continuing review of our corporate governance standards and practices, the Board has unanimously adopted, approved and recommended to the Company’s stockholders the approval of amendments to the Company’s Amended and Restated Certificate of Incorporation to clarify certain voting requirements in light of recent changes to the DGCL (the “Voting Clarification Amendments“).
Our Amended and Restated Certificate of Incorporation includes provisions providing that the affirmative vote of the holders of a majority in voting power of the outstanding shares of capital stock of the Company entitled to vote thereon may amend the number of authorized shares of our Common Stock and the number of authorized shares of our Preferred Stock (the number of authorized shares of Common Stock and Preferred Stock together, the “Authorized Stock”), irrespective of the provisions of Section 242(b)(2) of the DGCL.
Effective as of August 1, 2023, Section 242 of the DGCL was amended to add Section 242(d), which modified the voting standard for stockholders of a Delaware corporation to approve an amendment to the corporation’s certificate of incorporation to increase or decrease the corporation’s authorized shares, among other things. Prior to the amendment of Section 242, Delaware corporations were required to obtain the affirmative vote of a majority of the outstanding shares entitled to vote on such a proposal and, to the extent applicable, the affirmative vote of a majority of the outstanding shares of each class of stock entitled to vote on the proposal as a separate class. Pursuant to Section 242(d)(2) of the DGCL (“Section 242(d)(2)”), unless otherwise required by a corporation’s certificate of incorporation, an amendment to increase or decrease the authorized number of shares of a class of capital stock may be approved by the affirmative vote of a majority of the votes cast for and against by the stockholders entitled to vote on the proposal, voting as a single class, so long as (a) the applicable class of shares is listed on a national securities exchange immediately before the charter amendment becomes effective and (b) the corporation will meet exchange listing requirements concerning minimum number of stockholders immediately after the amendment becomes effective, among other potential requirements.
Because our Amended and Restated Certificate of Incorporation currently provides that the affirmative vote of the holders of a majority in voting power of the outstanding shares of capital stock of the Company entitled to vote on such matter may increase or decrease the number of Authorized Stock, irrespective of the provisions of Section 242(b)(2), there is currently uncertainty as to whether we may take advantage of the simple majority of the votes cast voting standard provided for by Section 242(d)(2) for amendments to increase the number of Authorized Stock. By removing from our Amended and Restated Certificate of Incorporation the recitation of the voting standard found in Section 242(b)(2), this proposal is intended to clarify that the voting standard found in Section 242(d)(2) would apply to any amendment to increase the number of Authorized Stock when the requirements of Section 242(d)(2) are satisfied.

20	Rivian 2025 Proxy Statement

If our stockholders approve this proposal, then Article Fourth Part A. 2.2. of our Amended and Restated Certificate of Incorporation will be amended to read as follows (with additions of text indicated by underlining and deletions of text indicated by strike-outs):
There shall be no cumulative voting. ~~The~~ Subject to the rights of the holders of any series of Preferred Stock, the number of authorized shares of Common Stock may be increased or decreased (but not below the number of shares thereof then outstanding) ~~by (in addition to any~~ without a separate vote of ~~the~~ any holders of ~~one or more series of Preferred Stock entitled to vote thereon) the affirmative vote of the holders of a majority in voting power of the outstanding shares of capital stock of the Corporation entitled to vote thereon~~ shares of Common Stock, irrespective of the provisions of Section 242(b)(2) of the General Corporation Law.
In addition, the final sentence of Article Fourth Part B. of our Amended and Restated Certificate of Incorporation will be amended to read as follows (with additions of text indicated by underlining and deletions of text indicated by strike-outs):
~~The~~ Subject to the rights of the holders of any series of Preferred Stock, the number of authorized shares of Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) ~~by (in addition to any~~ without a separate vote of ~~the~~ any holders of ~~one or more series~~ shares of Preferred Stock ~~entitled to vote thereon) the affirmative vote of the holders of a majority in voting power of the outstanding shares of capital stock of the Corporation entitled to vote thereon~~, irrespective of the provisions of Section 242(b)(2) of the General Corporation Law.
If our stockholders approve the Voting Clarification Amendments, our Board has authorized our officers to file a Certificate of Amendment with the Delaware Secretary of State, which we anticipate doing as soon as practicable following stockholder approval of the Voting Clarification Amendments at the Annual Meeting, and the Certificate of Amendment would become effective upon acceptance by the Delaware Secretary of State. All other sections of the Amended and Restated Certificate of Incorporation would be maintained in their current form (except to the extent amendments are made pursuant to Proposal 5 or Proposal 6). For the avoidance of doubt, approval of the Voting Clarification Amendments by the stockholders would not impact the other proposals under consideration at the Annual Meeting, including the Share Increase Amendment.
If our stockholders do not approve the Voting Clarification Amendments, the Certificate of Amendment will not be filed with the Delaware Secretary of State and the current Amended and Restated Certificate of Incorporation would remain in effect in its entirety (except to the extent it is amended pursuant to Proposal 5 or Proposal 6). However, even if our stockholders approve the Voting Clarification Amendments, our Board retains discretion under Delaware law to determine when to file the Certificate of Amendment with the Delaware Secretary of State and to abandon the Voting Clarification Amendments notwithstanding prior stockholder approval of the Voting Clarification Amendments.

Recommendation of the Board of Directors
The Board of Directors unanimously recommends a vote FOR the approval of amendments to our Amended and Restated Certificate of Incorporation to clarify voting requirements to amend the number of authorized shares of our Common Stock and Preferred Stock.

Rivian 2025 Proxy Statement	21

Proposal 8: Approval of the Adjournment of the Annual Meeting
The Board believes that, if the Annual Meeting is convened and a quorum is present, but there are not sufficient votes to approve Proposal 4, Proposal 5, Proposal 6, or Proposal 7, it is in the best interests of the stockholders to enable the Company to continue to seek to obtain a sufficient number of additional votes to approve Proposal 4, Proposal 5, Proposal 6, or Proposal 7, as applicable.
We are requesting that our stockholders authorize the holder of any proxy solicited by the Board to vote in favor of granting discretionary authority to the proxy holders, and each of them individually, to adjourn the Annual Meeting to another time and place, if necessary, to solicit additional proxies in the event there are not sufficient votes to approve Proposal 4, Proposal 5, Proposal 6, or Proposal 7. If our stockholders approve this proposal, we could adjourn the Annual Meeting and any adjourned or postponed session of the Annual Meeting and use the additional time to solicit additional proxies, including the solicitation of proxies from our stockholders that have previously voted.

Recommendation of the Board of Directors
The Board of Directors unanimously recommends a vote FOR the approval of the adjournment of the Annual Meeting, if necessary, to solicit additional proxies if there are not sufficient votes in favor of Proposal 4, Proposal 5, Proposal 6, or Proposal 7.

22	Rivian 2025 Proxy Statement

Corporate Governance
General
Our Board of Directors has adopted Corporate Governance Guidelines, a Code of Business Conduct and Ethics, and charters for our Audit Committee, Compensation Committee, Nominating and Governance Committee, and Planet and Policy Committee to assist the Board of Directors in the exercise of its responsibilities and to serve as a framework for the effective governance of the Company. You can access our current committee charters, our Corporate Governance Guidelines, and our Code of Business Conduct and Ethics in the “Governance” section of the “Investor Relations” page of our website located at www.rivian.com.
Director Independence
Karen Boone, Jay Flatley, Aidan Gomez, John Krafcik, Peter Krawiec, Rose Marcario, Sanford Schwartz and Pamela Thomas-Graham each qualify as “independent” in accordance with the listing requirements of Nasdaq. The Nasdaq independence definition includes a series of objective tests, including that the director is not, and has not been for at least three years, one of our employees and that neither the director nor any of his or her family members has engaged in various types of business dealings with us. In addition, as required by The Nasdaq Stock Market LLC Listing Rules (the “Nasdaq Rules”), our Board of Directors has made a subjective determination as to each independent director that no relationships exist, which, in the opinion of our Board of Directors, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. In making these determinations, our Board of Directors reviewed and discussed information provided by the directors and us with regard to each director’s business and personal activities and relationships as they may relate to us and our management, including the beneficial ownership of our capital stock by each director. There are no family relationships among any of our directors or executive officers.
Executive Sessions
Our independent directors meet in executive session on a regularly scheduled basis. Each executive session of the independent directors is presided over by Karen Boone, our Lead Independent Director.
Director Candidates
The Nominating and Governance Committee is primarily responsible for searching for qualified director candidates for election to the Board of Directors and filling vacancies on the Board of Directors. To facilitate the search process, the Nominating and Governance Committee may solicit current directors and executives of the Company for the names of potentially qualified candidates or ask directors and executives to pursue their own business contacts for the names of potentially qualified candidates. The Nominating and Governance Committee may also consult with outside advisors or retain search firms to assist in the search for qualified candidates, or consider director candidates recommended by our stockholders. Once potential candidates are identified, the Nominating and Governance Committee reviews the backgrounds of those candidates, evaluates candidates’ independence from the Company and potential conflicts of interest, and determines if candidates meet the qualifications desired by the Nominating and Governance Committee for candidates for election as a director.
In evaluating the suitability of individual candidates (both new candidates and current directors), the Nominating and Governance Committee, in recommending candidates for election, and the Board of Directors, in approving (and, in the case of vacancies, appointing) such candidates, may take into account many factors, including: personal and professional integrity, ethics, and values; experience in corporate management, such as serving as an officer or former officer of a publicly held company; professional and academic experience relevant to the Company’s industry, operations, business lines, and target markets; experience as a board member of another publicly held company; diversity of expertise and experience in substantive matters pertaining to the Company’s business relative to other directors; ability to make mature business judgments, including the ability to make independent analytical inquiries; and any other relevant qualifications, attributes, or skills. The Board of Directors evaluates each individual in the context of the Board of Directors as a whole, with the objective of ensuring that the Board of Directors, as a whole, has the necessary tools to perform its oversight function effectively in light of the Company’s business and structure.
Stockholders may recommend individuals to the Nominating and Governance Committee for consideration as potential director candidates by submitting the names of the recommended individuals, together with appropriate biographical information and background materials, to the Nominating and Governance Committee, c/o Secretary, Rivian Automotive, Inc., 14600 Myford Road, Irvine, California 92606. In the event there is a vacancy, and assuming that appropriate biographical and background material has been provided on a timely basis, the Nominating and Governance Committee will evaluate stockholder-recommended candidates by following substantially the same process, and applying substantially the same criteria, as it follows for candidates submitted by others.

Rivian 2025 Proxy Statement	23

Communications from Stockholders
The Board of Directors will give appropriate attention to written communications that are submitted by stockholders, and will respond if and as appropriate. Our Secretary is primarily responsible for monitoring communications from stockholders and for providing copies or summaries to the directors as he considers appropriate.
Communications are forwarded to all directors if they relate to important substantive matters and include suggestions or comments that our Secretary and Chairman of the Board of Directors consider to be important for the directors to know. In general, communications relating to corporate governance and long-term corporate strategy are more likely to be forwarded than communications relating to ordinary business affairs, personal grievances, and matters as to which we tend to receive repetitive or duplicative communications. Stockholders who wish to send communications on any topic to the Board of Directors should address such communications in writing to the Board of Directors, c/o Secretary, Rivian Automotive, Inc., 14600 Myford Road, Irvine, California 92606.
Board Leadership Structure and Role in Risk Oversight
Our Amended and Restated Bylaws and Corporate Governance Guidelines provide our Board of Directors with flexibility to combine or separate the positions of Chairman of the Board of Directors and Chief Executive Officer in accordance with its determination that utilizing one or the other structure would be in the best interests of our Company. Currently, the roles are combined, with Dr. Scaringe serving as Chairman of the Board of Directors and Chief Executive Officer. Our Board of Directors has determined that combining the roles of Chairman of the Board of Directors and Chief Executive Officer is best for our Company and its stockholders at this time because it promotes unified leadership by Dr. Scaringe and allows for a single, clear focus for management to execute the Company’s strategy and business plans. Our Board of Directors also benefits from the strong leadership of Ms. Boone, our Lead Independent Director, and is comprised of individuals with extensive experience in finance and accounting, the automotive and technology industries, and public company management. For these reasons and because of the strong leadership of Dr. Scaringe as Chairman of the Board of Directors and Chief Executive Officer, our Board of Directors has concluded that our current leadership structure is appropriate at this time. However, our Board of Directors will continue to periodically review our leadership structure and may make such changes in the future as it deems appropriate.
Our Corporate Governance Guidelines provide that, if the Chairman of our Board of Directors is a member of management or does not otherwise qualify as independent, the independent members of our Board of Directors may elect among themselves a lead independent director. Ms. Boone has served as our Lead Independent Director since November 2021. The Lead Independent Director’s responsibilities include, but are not limited to, presiding over all meetings of the Board of Directors at which the Chairman of the Board of Directors is not present, including any executive sessions of the independent directors, approving the Board of Directors’ meeting schedules and agendas, and acting as liaison between the independent directors of the Board of Directors and the Chief Executive Officer and Chairman of the Board of Directors.
Risk assessment and oversight are an integral part of our governance and management processes. Our Board of Directors encourages management to promote a culture that incorporates risk management into our corporate strategy and day-to-day business operations. Management discusses strategic and operational risks at regular management meetings and conducts specific strategic planning and review sessions during the year that include a focused discussion and analysis of the risks we face. Throughout the year, senior management reviews these risks with the Board of Directors at regular Board of Directors meetings as part of management presentations that focus on particular business functions, operations, or strategies, and presents the steps taken by management to mitigate or eliminate such risks. Our Board of Directors does not have a standing risk management committee, but rather administers this oversight function directly through the Board of Directors as a whole, as well as through various standing committees of the Board of Directors that address risks inherent in their respective areas of oversight. While our Board of Directors is responsible for monitoring and assessing strategic risk exposure, our Audit Committee is responsible for overseeing our major financial risk and enterprise exposures and the steps our management has taken to mitigate such exposures, including the structure, design, adoption, and implementation of our risk management policies and internal control systems. The Audit Committee also oversees management of cybersecurity, information technology, data and privacy risks and approves or disapproves any related person transactions. Our Compensation Committee is responsible for overseeing the management of risks relating to our executive compensation plans and arrangements. Our Nominating and Governance Committee manages risks associated with the independence of our Board of Directors and governance matters. Our Planet and Policy Committee manages risks associated with environmental, social responsibility, human rights, and public policy and regulatory matters. The Board of Directors does not believe that its leadership structure affects its role in the oversight of our risks.

24	Rivian 2025 Proxy Statement

Code of Ethics
We have a written Code of Business Conduct and Ethics that applies to our directors, officers, and employees, including our principal executive officer, principal financial officer, principal accounting officer, controller, or persons performing similar functions. We have posted a current copy of the Code of Business Conduct and Ethics in the “Governance” section of the “Investor Relations” page of our website located at www.rivian.com. In addition, we intend to post on our website all disclosures that are required by law or the Nasdaq Rules concerning any amendments to, or waivers from, any provision of the Code of Business Conduct and Ethics.
Insider Trading Compliance Policy; Anti-Hedging Policy
Our Board of Directors has adopted an Insider Trading Compliance Policy, which governs the purchase, sale and other dispositions of our securities by our directors, officers, and employees. We believe our Insider Trading Compliance Policy is reasonably designed to promote compliance with insider trading laws, rules and regulations, and listing standards applicable to the Company. It is also our policy to comply with applicable insider trading laws and regulations with respect to transactions in our own securities. A copy of our Insider Trading Compliance Policy was filed as an exhibit to our Annual Report on Form 10-K for the year ended December 31, 2024. Additionally, unless otherwise approved by our Board of Directors, our Insider Trading Compliance Policy prohibits our directors, officers, and employees and any entities they control from purchasing financial instruments such as prepaid variable forward contracts, equity swaps, collars, and exchange funds, or otherwise engaging in transactions that hedge or offset, or are designed to hedge or offset, any decrease in the market value of the Company’s equity securities, or that may cause an officer, director, or employee to no longer have the same objectives as the Company’s other stockholders.
Board Member Attendance
There were nineteen (19) meetings of the Board of Directors during the fiscal year ended December 31, 2024. During the fiscal year ended December 31, 2024, each incumbent director attended at least 75% of the aggregate of (i) all meetings of the Board of Directors and (ii) all meetings of the committees on which the director served during the period in which he or she served as a director.
Under our Corporate Governance Guidelines, which is available on our website at www.rivian.com, a director is expected to spend the time and effort necessary to properly discharge his or her responsibilities. Accordingly, a director is expected to regularly prepare for and attend meetings of the Board of Directors and all committees on which the director sits (including separate meetings of the independent directors), with the understanding that, on occasion, a director may be unable to attend a meeting. A director who is unable to attend a meeting of the Board of Directors or a committee of the Board of Directors is expected to notify the Chairman of the Board of Directors or the Chairperson of the appropriate committee in advance of such meeting, and, whenever possible, participate in such meeting via teleconference in the case of an in-person meeting. We do not maintain a formal policy regarding director attendance at the Annual Meeting; however, it is expected that absent compelling circumstances directors will attend. All of our directors then serving attended the 2024 Annual Meeting of Stockholders.

Rivian 2025 Proxy Statement	25

Committees of the Board
Our Board of Directors has established four standing committees — Audit, Compensation, Nominating and Governance, and Planet and Policy — each of which operates under a written charter that has been approved by our Board of Directors.
The members of each of the committees of our Board of Directors and committee chairpersons (or “Chair”) as of April 23, 2025 are set forth in the following chart.

Name	Audit	Compensation	Nominating and Governance	Planet and Policy
Karen Boone	Chair	X
Jay Flatley	X	X
Aidan Gomez
John Krafcik	X		Chair
Peter Krawiec
Rose Marcario			X	Chair
Sanford Schwartz		Chair		X
Audit Committee
Our Audit Committee oversees our corporate accounting and financial reporting process. Our Audit Committee’s responsibilities include, among other things:
•appointing, approving the compensation of, and assessing the independence of our independent registered public accounting firm;
•overseeing the work of our independent registered public accounting firm;
•reviewing and discussing with management and the independent registered public accounting firm our annual and quarterly financial statements and related disclosures;
•reviewing the scope of the internal and independent auditors’ assessment of internal control over financial reporting;
•coordinating our Board of Directors’ oversight of our Code of Business Conduct and Ethics and monitoring the procedures in place to enforce the Code of Business Conduct and Ethics;
•reviewing with management our major financial risk and enterprise exposures and the steps taken to mitigate such exposures, including cybersecurity, information technology, data and privacy risks, as well as management’s operation of our cybersecurity risk management program;
•reviewing and providing oversight with respect to our procedures for the receipt, retention, and treatment of accounting related complaints and concerns;
•reviewing and approving or ratifying any related person transactions; and
•preparing the Audit Committee report required by the SEC rules (which is included on page 10 of this Proxy Statement).
The Audit Committee charter is available on our website at www.rivian.com. The members of the Audit Committee are Ms. Boone, Mr. Flatley, and Mr. Krafcik. Ms. Boone serves as the Chair of the committee. Our Board of Directors has affirmatively determined that each of Ms. Boone, Mr. Flatley and Mr. Krafcik is independent for purposes of serving on an audit committee under Rule 10A-3 promulgated under the Exchange Act and the Nasdaq Rules, including those related to audit committee membership.
The members of our Audit Committee meet the requirements for financial literacy under the applicable Nasdaq Rules. In addition, our Board of Directors has determined that Ms. Boone qualifies as an “audit committee financial expert,” as such term is defined in Item 407(d)(5) of Regulation S-K of the Securities Act of 1933, as amended (“Regulation S-K”), and under the similar Nasdaq Rules requirement that the audit committee have a financially sophisticated member.
The Audit Committee met six (6) times in 2024.

26	Rivian 2025 Proxy Statement

Compensation Committee
Our Compensation Committee oversees policies relating to the compensation and benefits of our executive officers and directors. Our Compensation Committee’s responsibilities include, among other things:
•recommending to the Board of Directors the compensation and related policies for directors in respect of their service on the Board of Directors and its committees;
•reviewing and approving, or recommending to the Board of Directors for approval, the compensation of our Chief Executive Officer;
•reviewing and approving, or recommending to the Board of Directors, the compensation of our other executive officers;
•recommending to the Board of Directors the compensation and related policies for directors and reviewing director compensation;
•reviewing and approving, or recommending to the Board of Directors for approval, any employment agreements and any severance arrangements or plans for our Chief Executive Officer and other executive officers;
•reviewing and discussing annually with management our “Compensation Discussion and Analysis;”
•providing general oversight of our compensation and benefits policies, practices, and plans to ensure they advance our strategic goals and comply with regulatory requirements and applicable law, as well as overseeing the management of related risks;
•reviewing our equity incentive compensation and other stock-based plans, and recommending changes in such plans as it deems necessary or appropriate;
•administering our clawback policy;
•making recommendations to the Board of Directors regarding succession planning for the CEO and our other executive officers;
•reviewing with management our strategies, policies and practices with respect to human capital management, talent management, diversity, equity and inclusion, workplace culture and employee engagement; and
•preparing the annual Compensation Committee report.
The Compensation Committee generally relies on market informed recommendations from third-party compensation consultants and also considers the Chief Executive Officer’s recommendations when making decisions regarding the compensation of executive officers (other than the Chief Executive Officer). Pursuant to the Compensation Committee’s charter, which is available on our website at www.rivian.com, the Compensation Committee has the authority to retain or obtain the advice of compensation consultants, legal counsel, and other advisors to assist in carrying out its responsibilities. Since March 2021, the Compensation Committee has engaged Semler Brossy, a compensation consulting firm (“Semler Brossy”), to assist in making decisions regarding the amount and types of compensation to provide our executive officers and non-employee directors. Semler Brossy reports directly to the Compensation Committee. The Compensation Committee has considered the advisor independence factors required under SEC rules as they relate to Semler Brossy and has determined that Semler Brossy’s work does not raise a conflict of interest.
The Compensation Committee may delegate its authority under its charter to one or more subcommittees as it deems appropriate from time to time and may also delegate to one or more officers the authority to grant equity awards to certain employees. The Compensation Committee has delegated to an Equity Incentive Committee, comprised of Company officers, the authority to grant equity awards to certain employees, as further described in its charter and certain resolutions approved by the Compensation Committee, and subject to the terms of our equity plans.
The members of our Compensation Committee are Ms. Boone, Mr. Flatley and Mr. Schwartz. Mr. Schwartz serves as the Chair of the Compensation Committee. Each member of the Compensation Committee qualifies as an independent director under Nasdaq’s heightened independence standards for members of a compensation committee and as a “non-employee director” as defined in Rule 16b-3 of the Exchange Act.
The Compensation Committee met eight (8) times in 2024.

Rivian 2025 Proxy Statement	27

Nominating and Governance Committee
Our Nominating and Governance Committee oversees and assists our Board of Directors in reviewing and recommending nominees for election as directors and developing and maintaining our corporate governance policies. Our Nominating and Governance Committee’s responsibilities include, among other things:
•identifying individuals qualified to become directors;
•recommending to the Board of Directors the persons to be nominated for election as directors and to each committee of the Board of Directors;
•developing and recommending Corporate Governance Guidelines to the Board of Directors, and reviewing and recommending to the Board of Directors proposed changes to our Corporate Governance Guidelines from time to time; and
•overseeing a periodic evaluation of the Board of Directors and the committees of the Board of Directors.
The Nominating and Governance Committee charter is available on our website at www.rivian.com. The members of our Nominating and Governance Committee are Mr. Krafcik and Ms. Marcario. Mr. Krafcik serves as the Chair of the Nominating and Governance Committee. The Nominating and Governance Committee has the authority to consult with outside advisors or retain search firms to assist in the search for qualified candidates, or consider director candidates recommended by our stockholders.
The Nominating and Governance Committee met four (4) times in 2024.
Planet and Policy Committee
Our Planet and Policy Committee oversees and assists our Board of Directors in overseeing and advising the Company with respect to our ongoing commitment to environmental matters, sustainability initiatives, nonprofit initiatives, public policy and regulatory matters, and human rights and social responsibility, and other related matters (“P&P Matters”). Our Planet and Policy Committee’s responsibilities include, among other things:
•developing, recommending to the Board of Directors, and reviewing at least once a year a set of P&P Matters guidelines;
•overseeing our reporting and disclosure with respect to P&P Matters;
•developing a process for the evaluation of our P&P Matters efforts and consideration of current and emerging P&P Matters that may affect our business, operations, performance, or public image; and
•overseeing our efforts to implement systems to monitor P&P Matters.
The Planet and Policy Committee charter is available on our website at www.rivian.com. The members of our Planet and Policy Committee are Ms. Marcario and Mr. Schwartz. Ms. Marcario serves as the Chair of the Planet and Policy Committee.
The Planet and Policy Committee met three (3) times in 2024.

28	Rivian 2025 Proxy Statement

Executive Officers
The following table identifies our current executive officers:

Name	Age	Position
Robert J. Scaringe(1)	42	Chief Executive Officer and Chairman of the Board of Directors
Claire McDonough(2)	43	Chief Financial Officer
(1)See biography on page 3 of this Proxy Statement.
(2)Ms. McDonough has served as our Chief Financial Officer since January 2021. Before Rivian, Ms. McDonough was a Managing Director and Co-head of Disruptive Commerce at J.P. Morgan, a multinational investment bank and financial services company, where she worked from September 2014 to January 2021. From June 2013 to August 2014, Ms. McDonough worked as Vice President and Treasurer and Senior Director of Finance and Strategy at Fairway Market, a food retailer. Since April 2025, Ms. McDonough has served on the Board of Directors of AutoZone, Inc., an automotive parts retailer and distributor. Ms. McDonough also currently serves on the Board of Rivian and VW Group Technology, LLC, our joint venture with the Volkswagen Group. Ms. McDonough holds a B.A. in Public Policy and Visual Art from Duke University and an M.B.A. from the University of Chicago Booth School of Business.

Rivian 2025 Proxy Statement	29

Executive Compensation
Compensation Discussion and Analysis
This Compensation Discussion and Analysis (“CD&A”) includes a detailed discussion of compensation of the following executive officers, which we refer to collectively as our named executive officers (“NEOs”):

Robert J. Scaringe	Founder and Chief Executive Officer (“CEO”)
Claire McDonough	Chief Financial Officer (“CFO”)
Kjell Gruner	Former Chief Commercial Officer (“CCO”)
In July 2024, Dr. Gruner resigned from his position as our Chief Commercial Officer and was no longer designated as an executive officer of the Company as defined under Rule 3b-7 of the Exchange Act. As required under SEC disclosure rules, Dr. Gruner is included as an NEO for 2024.
Executive Summary
Rivian exists to create products and services that help our planet transition to carbon neutral energy and transportation. Rivian designs, develops, and manufactures category-defining electric vehicles and accessories and sells them directly to customers in the consumer and commercial markets. Rivian complements its vehicles with a full suite of proprietary, value-added services that address the entire lifecycle of the vehicle and deepen its customer relationships.
Starting with a clean sheet, we built a vertically integrated ecosystem comprised of our vehicle technology platform, cloud architecture, product development and operations, products, and services. Interconnected by our data and analytics backbone, our ecosystem is designed to deliver fast-paced innovation cycles, structural cost advantages, and exceptional customer experiences.
Our executive compensation program is designed to attract, retain, and motivate our executive team to fulfill our mission. We believe that our approach to executive compensation is aligned with our stockholder and broader stakeholder interests. Most compensation for our executive officers is delivered in equity, and in 2024 included performance restricted stock units (PSUs) for both the CEO and CFO based on rigorous goals that are directly aligned with returns for our stockholders. We believe that equity compensation is a critical element of our compensation philosophy to focus our executive officers on our mission and the successful execution of our Company priorities and aligns their interests with the long-term interests of our stockholders.
2024 Operational Highlights
In 2024, we achieved several significant operational results:
•Profitability: Achieved our first quarter of positive gross profit, generating $170 million of gross profit in the fourth quarter of 2024. Removed $31,000 of automotive cost of revenues per vehicle delivered compared to the fourth quarter of 2023.
•Impact: ~123,000 Rivian vehicles on the road and over 1.8 billion miles driven.
•Customer Satisfaction: A leading consumer publication ranked the Rivian brand number one in its owner satisfaction survey, with an 86% score on if “owners would buy again” for the second year in a row, R1T was named “Edmunds Top Rated Truck in 2025” and both R1T and R1S received the TOP SAFETY PICK+ award from the Insurance Institute for Highway Safety, or IIHS.
•Technology Leadership: Entered into a joint venture, Rivian and VW Group Technology, LLC, to create the next-generation of electrical architecture and vertically integrated software for electric vehicles, with a total deal size of up to $5.8 billion of proceeds, which is subject to the achievement of certain milestones and conditions and obtaining relevant regulatory clearances. We also continued to advance our Rivian Autonomy Platform including the launch of Enhanced Highway Assist in Gen 2 vehicles in March 2025.
•New Platforms and Technologies: Unveiled our R2, R3 and R3X vehicles, underpinned by our midsize platform. The R2 is expected to start production in the first half of 2026. We also launched our second-generation R1 vehicles which improved the cost structure of our R1 vehicles while also incorporating new technologies which will serve as a foundation for our midsize platform including our zonal network architecture, improved software stack, and Rivian Autonomy Platform.
•Customer Experience: Expanded our commercial footprint to 22 experiential spaces, 71 service centers, over 600 mobile service vans and 666 Rivian Adventure Network Chargers. Began opening Rivian Adventure Network to non-Rivian customers.

30	Rivian 2025 Proxy Statement

2024 Executive Compensation Highlights
Our 2024 executive compensation program was designed to be consistent with our overall executive compensation philosophy. In light of our performance in 2024, the Compensation Committee approved the following compensation actions for our NEOs, which is more fully described in this CD&A.

Compensation Element	Actions
Base Salary	•No base salary changes were made in 2024.
Annual Incentive Bonus
•The Compensation Committee increased the bonus target of our CEO from 50% to 100%, effective January 1, 2024. The increase was based on, among other things, peer group data and internal pay equity considerations.
•In May 2024, the Compensation Committee approved our annual incentive bonus program for 2024, under which each of our NEOs (excluding the CEO) had a target incentive of 50% of base salary. Our annual incentive bonus opportunity for our NEOs were based upon a holistic assessment of financial, production, customer/growth, and organizational goals. The annual incentive bonus program metrics for our NEOs were vehicle deliveries, quality metrics, cash operating expense and gross margin, and product development.
•The Company’s 2024 performance resulted in 30% achievement against our goals and the Compensation Committee approved a bonus payout of 30% of the target incentive amount for our NEOs. These bonuses were paid to the CEO and CFO in the form of fully vested restricted stock units and to the CCO in cash due to timing of his separation.

Long-Term Incentive Compensation
•In March 2024, the Compensation Committee approved grants of restricted stock units, stock options and performance restricted stock units (“PSUs”) to our CEO and CFO as part of a competitive package relative to our peer group and in recognition of their continued leadership and contribution to our success. PSUs were introduced to NEOs for the first time in 2024. The restricted stock units and stock options vest over four years. The PSUs vest over three years if the performance threshold is met. In 2024, the performance threshold was not met.

Our Compensation Philosophy
The purpose of our executive compensation program is to enable Rivian to attract, inspire, engage, develop, and reward our team in service of our mission.
We use the following principles to accomplish our philosophy:
•‘One Rivian’: We want our team to be aligned and motivated by the same goals, which is why our bonus program is based on Company-wide operational goals.
•Competitiveness: The importance of attracting and retaining critical talent. We operate in a highly competitive talent market; our pay programs are designed to be competitive to attract new talent to the Company and retain current talent that supports our trajectory.
•Long-Term Ownership: Our goal is to have all of our employees, including our executives, think like owners and to have alignment with the long-term value creation of the Company. We heavily weight our total pay packages towards equity to ensure that our executives and employees are committed to the long-term success of the Company.

Rivian 2025 Proxy Statement	31

Our Commitment to Best Practices
We have adopted the following policies and practices to ensure proper governance of our executive compensation programs and strengthen the alignment of our executive compensation programs and stockholder interests:

What We Do	What We Don’t Do
Retain 100% independent directors on our Compensation Committee	No pension plans or supplemental retirement plans
The Compensation Committee engages an independent compensation advisor who provides no other services to the Company	No hedging or pledging of our stock by directors or employees
A significant portion of compensation for NEOs is at-risk, and based on either our stock price performance or Company financial and operational goals	No excise tax gross-ups upon a change in control
Annual review of NEO compensation and peer group data
Double-trigger change in control arrangements
Regularly assess the risk-reward balance of our compensation programs to mitigate undue risks
Maintain a policy to claw back any excess compensation paid following a financial restatement
Annual Say on Pay vote
Our Executive Compensation Process
Our compensation process is collaborative. The Compensation Committee, its independent advisor Semler Brossy, other independent board members, external legal counsel, our management team and our CEO (except with respect to their own compensation) provide valuable input and perspectives that are used to make executive compensation decisions. We believe this approach allows us to leverage the diverse experience and expertise of these groups for setting compensation levels, identifying performance metrics, and selecting how compensation should be delivered to executive officers when performance expectations are met or exceeded.
Overview of Factors Considered in Setting Executive Compensation
The Compensation Committee assesses the competitiveness of each element of our executive officers’ total direct compensation against the compensation peer group, as discussed below. In developing this compensation peer group, the Compensation Committee, in collaboration with Semler Brossy, considered a number of factors, including:
•Industry: we identify companies that face similar business and talent challenges (e.g., software, automobile, etc.);
•Scale and complexity: ensuring market capitalization and revenue opportunities are comparable;
•Business characteristics: geographic location, growth projections, valuation multiples, etc. are taken into account; and
•Talent: ensuring we are competitive with high potential, high performing technology companies and automotive companies with which we routinely compete for talent.
Based on these criteria, in December 2023, the Compensation Committee approved the following peer group to be used to support 2024 compensation decisions for our NEOs.

32	Rivian 2025 Proxy Statement

Executive Compensation Peer Group

•Airbnb •Aptiv •Cummins •DoorDash •eBay •Ford	•General Motors •Lucid Group, Inc. •Mobileye •PACCAR •Pinterest •Shopify	•Snap •Spotify •Stellantis •TE Connectivity •Tesla •Uber Technologies
While we do not establish compensation levels solely based on a review of competitive data, we believe market data is a meaningful input to our compensation policies and practices in order to attract and retain qualified executive officers. When making decisions on total compensation for executive officers, the Compensation Committee also considers a number of other factors, including Company performance, each executive’s impact and criticality to our strategy and mission, relative scope of responsibility and potential, individual performance, demonstrated leadership, and internal pay equity considerations.
We review our peer group annually to reflect changes to our size and scale and ensure it continues to be aligned with our business and talent needs.
Key Factors in Determining Executive Compensation
Role of the Compensation Committee: The Compensation Committee is responsible for establishing and reviewing general policies and plans relating to compensation and benefits of our employees and for our overall compensation philosophy. The Compensation Committee reviews, approves, and determines, or makes recommendations to our Board of Directors regarding, the compensation of our management team, including our CEO and other NEOs, and non-employee directors. This includes reviewing and approving corporate goals and objectives relevant to the compensation of our CEO, and other NEOs, evaluating the performance of our executive officers, including our CEO and other NEOs, in light of these goals and objectives, and setting, or recommending to the Board of Directors, the compensation of our CEO, and other NEOs, including bonus determinations and periodically reviewing and discussing with our Board of Directors the corporate succession and development plans for our executive officers and certain key employees. The Compensation Committee is also responsible for evaluating the performance of the independent compensation consultant, reviewing, and approving, and administering our incentive compensation plans, and reviewing, administering, and recommending to our Board of Directors changes to our equity compensation plans.
Role of Management: Our CEO reviews the amount and structure of pay components (base salary, bonus, and long-term incentives) for members of our management team other than himself (including the other NEOs), identifies key targets and objectives, and negotiates the material terms of the sign-on pay packages and employment agreements for new members of our management team and separation agreements for departing executives. Our CEO considers market data presented by our compensation advisors and internal compensation data to determine executive officer pay recommendations to review with the Compensation Committee, and evaluates the performance of our management team, including our NEOs, and reviews their performance with the Compensation Committee.
Our people, finance, and legal teams support the Compensation Committee by providing data on market pay practices, internal labor force considerations, as well as internal employee sentiment and engagement, support our CEO with information on corporate and individual performance for NEOs and provide recommendations on other compensation matters, and present information and provide clarity on market data, but refrain from participating in discussions or final decisions on their own pay quantum and structure.
Role of our Compensation Advisor: The Compensation Committee engaged Semler Brossy as its independent compensation advisor. Semler Brossy attends meetings at the request of the Compensation Committee, meets with the Compensation Committee in executive session without management, and communicates with the Compensation Committee regarding emerging issues and other matters. They review and provide advice relating to:
•overall compensation philosophy and alignment with our business strategy;
•annual and long-term incentive plans, including the degree to which incentive plans support business strategies and balance risk-taking with potential reward;
•peer group pay and performance comparisons;
•competitiveness of NEOs’ compensation and realizable pay opportunities;
•changes to NEOs’ compensation levels;

Rivian 2025 Proxy Statement	33

•design of other compensation and benefits programs, including severance and change in control arrangements; and
•preparation of public filings related to executive compensation, including CD&A and accompanying tables and footnotes.
Semler Brossy does not provide any services to Rivian other than the aforementioned services provided to the Compensation Committee. The Compensation Committee assessed the independence of Semler Brossy and concluded that there are no conflicts of interest regarding the work that Semler Brossy performs for the Compensation Committee.
Role of our Stockholders: At our 2024 Annual Meeting of Stockholders, our stockholders voted in a non-binding, advisory vote to approve the compensation of our NEOs. The Compensation Committee reviewed the results of this vote, and, in light of the approval by a substantial majority of our stockholders of the compensation programs described in our 2024 proxy statement (representing approximately 93.8% of the voting power of the shares represented in person or by proxy at the meeting and entitled to vote), did not implement any significant changes to our executive compensation program as a result of the vote. At our 2022 Annual Meeting of Stockholders, our stockholders also voted in a non-binding, advisory vote on the frequency with which we will hold non-binding, advisory votes to approve the compensation of our NEOs and substantially all of the votes cast (99.9%) were in favor of a frequency of every year. Accordingly, we are again holding a non-binding advisory vote to approve the compensation of our NEOs at our 2025 Annual Meeting, and currently intend to hold additional non-binding, advisory votes to approve the compensation of our NEOs annually.
Elements of Executive Pay and 2024 Compensation
Base Salary
We use base salary to provide a fixed amount of compensation for our NEOs in exchange for their services. Our Compensation Committee considers peer group compensation data for each of our NEO's at the 25th, 50th, and 75th percentiles. We generally position base salary for our NEOs at or below market levels, emphasizing instead at-risk equity compensation as the primary vehicle for delivering compensation to our NEOs.
The Compensation Committee annually reviews the base salaries of our NEOs and makes adjustments as it deems necessary or appropriate based on the factors described above in “Overview of Factors Considered in Setting Executive Compensation,” including reviewing peer group compensation data for similarly situated executives. For our non-CEO NEOs, the Committee also considers the CEO's feedback on our Executive Assessment Framework for each NEO, which covers key areas of their role such as tenure, mastery of the role, individual performance, potential future impact and criticality of the NEO’s role to Rivian.
In 2024, all NEO's base salaries were below average compared to base salaries for similar roles at peer companies driven in part by the goal of cash preservation and also as a result of our focus on equity compensation, to maintain a strong alignment between our NEOs’ and stockholders’ interests.
The annual base salaries for our NEOs as of December 31, 2024 are set forth in the table below. There were no changes to base salaries for NEOs in 2024.

Executive	Annual Base Salary (as of December 31, 2024) ($)

Robert J. Scaringe – Founder and CEO	1,000,000
Claire McDonough – CFO	450,000
Kjell Gruner – Former CCO	450,000

34	Rivian 2025 Proxy Statement

Annual Incentive Bonus
Our NEOs are each eligible to receive an annual performance-based cash incentive with a target opportunity expressed as a percentage of annual base salary and payment based on our Compensation Committee’s assessment of corporate performance.
For 2024, the target and maximum annual incentive bonus opportunities for our NEOs were as follows:

Named Executive Officer	2024 Target Bonus as % of Salary (%)	2024 Target Bonus ($)	2024 Maximum Bonus as % of Salary (%)(1)	2024 Maximum Bonus ($)

Robert J. Scaringe – Founder and CEO	100	1,000,000	150	1,500,000
Claire McDonough – CFO	50	225,000	75	337,500
Kjell Gruner – Former CCO	50	225,000	75	337,500
(1)Under our Executive Bonus Plan, the maximum amount payable to our NEOs is equal to 150% of the amount of the target bonus.
The Compensation Committee increased the bonus target of our CEO from 50% to 100%, effective January 1, 2024. The increase was based on, among other things, peer group data and internal pay equity considerations. In May 2024, the Compensation Committee, with input from our management team, approved the following Company performance metrics for the annual incentive bonus program: (1) vehicle deliveries volume, weighted 25%; (2) quality metrics, weighted 25%; (3) cash operating expense (“FY Cash Operating Expense”) and gross profit, weighted 25%; and (4) progress on product programs, weighted 25%. FY Cash Operating Expense is reported in our quarterly earnings releases as “Adjusted Operating Expenses,” and includes additional one-time adjustments as described below.
In January 2025, the Compensation Committee assessed the results of performance against these metrics to determine the annual incentive bonus results.
The 2024 performance goals for vehicle deliveries volume, gross profit and operating expense are set forth below. We are not disclosing the performance goals for the progress on product development or product quality metrics because the information constitutes confidential information, the disclosure of which would result in competitive harm. Our Compensation Committee established the progress on product development and product quality goals at levels our Compensation Committee determined would require significant effort to achieve.

Metric/Goal	Weighting	Target	2024 Actual	Percentage

Vehicle Delivery Volume(1)	25%	58,000	51,579	1.4%
Production Quality	25%	Not disclosed	Not disclosed	0%
H2’24 Gross Profit(2)	12.5%	$100M	($181M)	0%
FY Cash Operating Expense(3)	12.5%	$2,500M	$2,491M	13.1%
Progress on Product Development	25%	Not disclosed	Not disclosed	15.1%
(1)2024 Score for Delivery Volumes was calculated using interpolation of 2024 Performance vs. Performance to Target.
(2)H2’24 Gross Profit reflects GAAP gross profit for the third and fourth fiscal quarters of 2024.
(3)FY Cash Operating Expense is a non-GAAP financial measure and is defined as total operating expenses less research and development and selling, general and administrative depreciation and amortization expenses, and research and development and selling, general and administrative stock-based compensation expenses. We further adjusted FY Cash Operating Expense to exclude one-time costs of $83 million related to our first fiscal quarter restructuring, asset write-offs related to our manufacturing facility near the city of Social Circle, Georgia and Rivian VW Group Technologies start up costs.
In February 2025, the Compensation Committee certified the achievement of the performance goals at 30% of target. The bonus payout is based on the adjusted results with the following payouts: $294,231 for Dr. Scaringe, $67,500 for Ms. McDonough and $67,500 for Dr. Gruner. In lieu of cash payment (except for Dr. Gruner) of these bonus amounts, the Compensation Committee awarded each of our NEOs a number of fully vested restricted stock units determined by dividing the bonus amount earned by $11.26, which was the closing price of our Class A Common Stock on the day prior to the grant date and rounding up to the nearest whole unit. These fully-vested restricted stock units were granted on March 5, 2025.

Rivian 2025 Proxy Statement	35

Long-Term Incentive Compensation
Our equity award program is the primary vehicle used to differentiate compensation and for offering long-term incentives to our NEOs. We believe that equity awards align the interests of our NEOs with our stockholders, provide our NEOs with incentives linked to long-term performance, and foster an ownership mentality. In addition, the long-term vesting features of our equity awards encourage retention, supporting our goal of management longevity.
In 2024, we implemented an equity incentive mix for all of our NEOs which included 25% in stock options, 37.5% in time-based restricted stock units, and 37.5% in PSUs, based on grant date fair value of the award. The PSU performance was tied to achieving positive Gross Profit performance of at least $50 million in the second half of the year, with service-based vesting at the end of three years. The PSUs could be earned between 0% payout for performance below a threshold level of $50 million and maximum performance resulting in a 125% payout at $150 million or more of positive Gross Profit. Although we were Gross Profit positive for the last quarter of 2024, we did not meet our threshold financial condition for the PSUs and as a result, no PSUs were earned in 2024.
The table below outlines the equity awards granted to our NEOs in 2024:

	# of Shares Granted
Executive	Stock Options	Performance Stock Units	Restricted Stock Units
Robert J. Scaringe – CEO	572,184	429,138	429,138
Claire McDonough – CFO	330,106	247,580	247,580
Kjell Gruner – Former CCO	—	—	—
In May 2024, the Compensation Committee granted our CEO 429,138 restricted stock units 429,138 PSUs and an option to purchase 572,184 shares of our Class A Common Stock. The option has an exercise price per share of $10.90, the closing trading price of our Class A Common Stock on the grant date. After consideration and discussion with Semler Brossy, the Compensation Committee determined to award restricted stock units and an option to our CEO in 2024 in recognition of his continued leadership and criticality to our future success. The size of the award was calibrated based on, among other things, competitive grant values for chief executive officers of our peer group companies.
In May 2024, the Compensation Committee granted our CFO 247,580 restricted stock units, 247,580 PSUs and an option to purchase 330,106 shares of our Class A Common Stock. The option has an exercise price per share of $10.90, the closing trading price of our Class A Common Stock on the grant date. The size of the equity awards to our CFO were determined by the Compensation Committee after its review of the aggregate vested and unvested holdings of our CFO in comparison with other senior leaders at the Company and competitive grant values for similarly situated executives at our peer group companies.
The restricted stock units and options granted to our NEOs vest over four years subject to our NEO’s continued service to us. The PSUs vest over three years if performance is achieved. As discussed previously, although Rivian was Gross Profit positive for the last quarter of 2024, we did not meet our threshold goal of more than $50 million of positive Gross Profit for the PSUs and as a result, no PSUs were earned in 2024.
The options each have a ten-year term and generally become exercisable as they vest. The options are also subject to certain forfeiture and accelerated vesting provisions with respect to all or a portion of the award in the event of a change of control combined with a change in role or termination of service.
2021 CEO Performance Award
In January 2021, our Board of Directors and stockholders approved an equity award to our CEO consisting of a time-based option to purchase 6,785,315 shares of our Common Stock and a performance-based option to purchase up to 20,355,946 shares of our Common Stock (the “2021 CEO Equity Award”).
Our Board of Directors, in consultation with Compensia, an independent compensation consultant, considered a number of factors in determining whether to grant the 2021 CEO Equity Award as well as the equity award’s terms and conditions. Such factors included our CEO’s then-current ownership interest in the Company, the proportion of such ownership interest that was fully vested, external market data for similarly situated executives among comparable companies, and the Company’s interest in incentivizing our CEO to deliver on the Company’s strategy and align his long-term interests with those of our stockholders.
The time-based option vests in six equal installments on each of the first through sixth anniversaries of our initial public offering, which occurred in November 2021 (“IPO”), subject to continued service to us. The performance-based option vests in twelve installments contingent on the achievement of four stock price goals over a performance period that commences in January 2027 and ends in January 2031 as set forth in the table below. The four stock price goals are, on a price-per share basis (calculated based on an average over an applicable 90 consecutive trading-day period), $110, $150, $220, and $295, in

36	Rivian 2025 Proxy Statement

each case as adjusted to reflect the impact of any stock dividends, stock splits, recapitalization or other changes in the corporate structure of the Company. Such stock prices reflect performance-based goals of approximately 5x to 13x increases in our stock price based on the fair market value of a share of our Class A Common Stock on the date of grant, which was $21.72.
In an effort to reward sustained performance over time, achievement of the stock price goals will be assessed on each of three assessment dates: the sixth, eighth, and nine-year and sixth month anniversaries of the grant date, with up to 1/3 of the applicable performance-based portion of the award being eligible to vest on each assessment date, or subsequent to each such assessment date if the relevant stock price goal is achieved following such assessment date and during the performance period. For the purposes of clarity, the first assessment date of the performance-based portion of the award has not yet occurred and, as such, no options underlying such portion of the award have vested, and will not begin vesting until January 19, 2027 at the earliest, which is the first potential vesting date.

Price Per Share Goal[1]	Number of Shares that Vest if Such Price Per Share Goal is Met or Exceeded on or after January 19, 2027	Number of Shares that Vest if Such Price Per Share Goal is Met or Exceeded on or after January 19, 2029	Number of Shares that Vest if Such Price Per Share Goal is Met or Exceeded on or after July 19, 2030	Total Number of Shares if Such Price Per Share Goal is Met or Exceeded During Period from January 19, 2027 to the Expiration of the Option Award

$110.00	1,130,885	1,130,885	1,130,887	3,392,657
$150.00	1,130,886	1,130,886	1,130,886	3,392,658
$220.00	2,261,771	2,261,771	2,261,773	6,785,315
$295.00	2,261,772	2,261,772	2,261,772	6,785,316
Total:				20,355,946
(1)The “Price Per Share Goal” is measured over a 90 consecutive trading day period, beginning on the 89th trading day prior to January 19, 2027 and continuing through to the expiration date of the option award, and was intended as of the grant date to approximate a market capitalization of the Company of $75 billion, $100 billion, $150 billion and $200 billion, respectively.
Other Compensation Information and Benefits
Health and Welfare Benefits and Retirement Savings
All of our NEOs are eligible to participate in our employee benefit plans, including our medical, dental, vision, life, disability, and accidental death and dismemberment insurance plans, in each case, on the same basis as all of our other employees. We pay the premiums for the life, disability, and accidental death and dismemberment insurance for all of our employees, including our NEOs.
U.S. full-time employees qualify for participation in our 401(k) plan, which is intended to qualify as a tax-qualified defined contribution plan under the Internal Revenue Code (the “IRS Code”). Our 401(k) plan provides for an employer matching contribution equal to 50% of the first four percent of eligible compensation (up to the applicable limits under the IRS Code) contributed to the plan by an employee, including an NEO.
In addition, we provide cell phone and internet allowances for our U.S. full-time employees, including our NEOs. The actual cell phone and internet allowance amounts paid to our NEOs for 2024 are set forth below in the “All Other Compensation” column of the 2024 Summary Compensation Table.
Perquisites and Other Personal Benefits
We provide our NEOs perquisites and other personal benefits when we determine that the perquisites or personal benefits will serve to incentivize our NEOs or allow our NEOs to work more efficiently.
Our NEOs are allowed to bring family members on chartered aircraft when there are otherwise open seats. This results in imputed income to the NEO under the IRS Code and regulations and “other compensation” equal to the aggregate incremental costs to us resulting from such personal travel on chartered aircraft, as set forth below in the “All Other Compensation” column of the 2024 Summary Compensation Table. We may also provide certain relocation benefits and/or reimbursements for our NEOs in connection with their relocation to one of our offices. In addition, beginning in 2021, all of our NEOs were eligible to participate in our R1T Employee Early Adopter Program. Under this program, in which all U.S.-based full-time employees were invited to participate, we provided our employees, including our NEOs, an opportunity to purchase early production R1T Launch Edition vehicles and we pay a cash subsidy for those who participate for a period of up to two years. Both our CEO and CFO last participated in this program in 2023.

Rivian 2025 Proxy Statement	37

Because of the high visibility of our Company, our Compensation Committee has authorized security for our CEO and his family to address safety concerns due to specific threats to safety arising directly as a result of his position as our Founder and CEO. We require these security measures for the Company's benefit because of the importance of our CEO to Rivian and we believe that the scope and costs of these security programs are appropriate and necessary. Our Compensation Committee, with the assistance of an independent third-party security expert, evaluates this security program annually.
Under the security program, we pay for costs related to personal security for our CEO and his family at his residences and during personal travel, including the annual costs of security personnel for his protection, and the procurement, installation, and maintenance of certain security measures at his residences.
The costs related to personal security for our CEO and his family at his residences pursuant to his overall security program are reported as other compensation in the "All Other Compensation" column of the 2024 Summary Compensation Table.
Employment Agreements and Severance and Other Benefits Payable Upon Termination of Employment or Change in Control
In preparation for our IPO, we entered into new employment agreements with each of our CEO and CFO, setting forth the terms and conditions of the NEO’s employment with us, including initial base salary, target annual incentive bonus opportunity, standard employee benefits eligibility, certain severance provisions described below and, with respect to our CEO, certain perquisites and personal benefits described above. In 2023, we entered into an employment agreement with Dr. Gruner in connection with his hiring following arm’s length negotiations. Dr. Gruner’s employment agreement sets forth the terms and conditions of his employment with us, including initial base salary, target annual incentive bonus opportunity, standard employee benefits eligibility, and certain severance provisions described below. In connection with Dr. Gruner’s resignation, we also entered into a severance agreement with him, as described below.
CEO Employment Agreements
We entered into an employment agreement with our CEO in November 2021 (the “CEO Employment Agreement”), pursuant to which he serves as our Chief Executive Officer. The CEO Employment Agreement has an initial term of three years from the effective date of the agreement, and will automatically renew for successive one-year terms unless either party provides notice of termination of our CEO’s employment no later than 90 days’ before the expiration of the initial or extended term, as applicable. Our CEO will receive pay and benefits in lieu of the notice period if our Board of Directors approves a waiver of the 90-day notice requirement.
The CEO Employment Agreement provides that in the event of our CEO’s termination of employment due to death or disability, our CEO will be entitled to receive: (i) continued payment of his base salary through the end of the 12th consecutive month following his termination and a pro-rated annual incentive bonus based on the bonus most recently paid or becoming payable to him; and (ii) continued provision of any health, dental, and vision benefits to his eligible dependents for one year following the date of termination, or in the discretion of the Company, an amount equal to the cost of continued coverage for one year under the Consolidated Omnibus Budget Reconciliation Act (“COBRA”).
In addition, the CEO Employment Agreement provides that in the event of our CEO’s termination of employment by us without Cause or his resignation for Good Reason (as these terms are defined in the CEO Employment Agreement), in either case, other than during the Change in Control Period (as defined below), or due to our failure to renew the initial term or an extended term of the employment agreement, as applicable, then, subject to our CEO’s execution of a release of claims and his continued compliance with the restrictive covenants and confidentiality obligations set forth in the CEO Employment Agreement, our CEO will be entitled to receive:
•continued base salary for a period of 12 months after his termination;
•a pro-rated annual incentive bonus (based on the number of days he was employed during the calendar year of his termination) using the greater of his target annual incentive bonus amount or the annual bonus he would have earned had he remained employed with us through the end of the calendar year; and
•a lump sum payment equal to the amount the Company would have otherwise contributed towards his group health plan premiums as an active employee for a 12-month period.
In the event of our CEO’s termination of employment by us without Cause or his resignation for Good Reason, in either case, during the period beginning three months prior to a Change in Control (“CIC”) (as defined in our 2021 Incentive Award Plan) and ending 12 months after a CIC (such period, the “Change in Control Period”), then, subject to our CEO’s execution of a release of claims and his continued compliance with the restrictive covenants and confidentiality obligations set forth in the CEO Employment Agreement, our CEO will be entitled to receive:
•a lump sum cash payment equal to 12 months of his annual base salary;
•a pro-rated annual incentive bonus (based on the number of days he was employed during the calendar year of his termination) using the greater of his target annual incentive bonus amount or the annual incentive bonus he would have earned had he remained employed with us through the end of the calendar year;

38	Rivian 2025 Proxy Statement

•a lump sum payment equal to the amount the Company would have otherwise contributed towards his group health plan premiums as an active employee for a 12-month period; and
•full, accelerated vesting and exercisability, if applicable, of each of his then-outstanding and unvested equity awards, excluding (i) the equity award granted to him in January 2021 and (ii) any awards that vest in whole or in part based on the attainment of performance-vesting conditions.
CFO and Former CCO Employment Agreements
As noted above, in connection with the IPO, we entered into an employment agreement with our CFO, and in 2023, we entered into an employment agreement with our former CCO in connection with his hiring (each an “NEO Employment Agreement”). The NEO Employment Agreements share common terms and include the following provisions.
In the event we terminate the CFO or former CCO without Cause, or if they resign for Good Reason (as these terms are defined in the NEO Employment Agreements), then, subject to execution of a release of claims and continued compliance with the restrictive covenants and confidentiality obligations set forth in the NEO Employment Agreements, they would be entitled to receive:
•continued base salary for a period of 12 months after their termination or, in the event such termination occurs within a Change in Control Period, a lump sum cash payment equal to 12 months of their annual base salary;
•a pro-rated portion (based on the number of days they were employed during the calendar year of their termination) of the annual incentive bonus they would have earned had they remained employed with us through the end of the calendar year;
•a lump sum payment equal to the amount the Company would have otherwise contributed towards their group health plan premiums as an active employee for a 12-month period; and
•in the event such termination occurs within a Change in Control Period, full, accelerated vesting and exercisability, if applicable, of all then-outstanding and unvested equity awards, excluding awards that vest in whole or in part based on the attainment of performance-vesting conditions.
Deductibility of Executive Compensation
Generally, Section 162(m) of the IRS Code limits the amount we may deduct from our federal income taxes for compensation paid to our CEO, our other NEOs and certain other current and former executive officers that are “covered employees” within the meaning of Section 162(m) of the IRS Code to $1 million per individual per year. In approving the amount and form of compensation for our NEOs in the future, we intend to consider all elements of the cost to us of providing such compensation, including the potential impact of Section 162(m) of the IRS Code, as well as our need to maintain flexibility in compensating executive officers in a manner designed to promote our goals. We may, in our judgment, authorize compensation payments that will or may not be deductible when we believe that such payments are appropriate to attract, retain, or motivate executive talent.
Taxation of Parachute Payments and Deferred Compensation
We do not provide, and have no obligation to provide, any executive officer, including any NEO, with a “gross-up” or other reimbursement payment for any tax liability that the executive officer might owe as a result of the application of Section 280G, 4999, or 409A of the IRS Code. If any of the payments or benefits provided for under the employment agreements or otherwise payable to an NEO would constitute “parachute payments” within the meaning of Section 280G of the IRS Code and could be subject to the related excise tax, the NEO would be entitled to receive either full payment of such payments and benefits or such lesser amount that would result in no portion of the payments and benefits being subject to the excise tax, whichever results in the greater amount of after-tax benefits to the NEO.
Clawback Policy
In 2023, we adopted a compensation recovery, or “clawback,” policy (the “Clawback Policy”) in accordance with the Nasdaq Rules under Exchange Act Rule 10D-1. Under the Clawback Policy, which applies to the Company’s current and former executive officers (as defined under Exchange Act Rule 10D-1), the Company is required to recoup the amount of any erroneously awarded compensation (as defined in the Clawback Policy) on a pre-tax basis within a specified lookback period in the event of any accounting Restatement (as defined in the Clawback Policy), subject to limited impracticability exceptions. The Clawback Policy is overseen and administered by the Compensation Committee. The full text of the Clawback Policy was included as Exhibit 97.1 to our Annual Report on Form 10-K for the fiscal year ended December 31, 2023, as filed with the SEC on February 22, 2024.

Rivian 2025 Proxy Statement	39

Short Sales, Hedging, and Pledging Policies
We have an Insider Trading Compliance Policy that prohibits all of our directors, executive officers, and employees from, among other things, engaging in short sales, hedging, or similar transactions designed to decrease the risks associated with holding equity in Rivian, unless otherwise approved by our Board of Directors. This prohibition encompasses transactions in options (other than options granted under our equity compensation plans), prepaid variable forward contracts, equity swaps, collars, and exchange funds with respect to Rivian securities. Our Insider Trading Compliance Policy also prohibits purchasing on margin as well as pledging Rivian securities as collateral to secure loans, unless otherwise approved by our Board of Directors. As of April 29, 2025, our Board of Directors has not approved any such transactions.
Policies and Procedures Related to the Grant of Certain Equity Awards
In accordance with Item 402(x) of Regulation S-K, we are providing information regarding our procedures related to the grant of certain equity awards close in time to the release of material non-public information. Equity awards made to the CEO and other executive officers must be approved by the Compensation Committee.
During fiscal 2024, equity awards to employees generally were granted on regularly scheduled, predetermined dates. Neither the Compensation Committee nor the Equity Incentive Committee grants options in anticipation of the release of material nonpublic information and we do not time the release of material nonpublic information based on equity award grant dates, in either case for the purpose of impacting the value of executive compensation.
During fiscal 2024, there were no option awards, stock appreciation rights or other option-like awards granted to any named executive officers within four business days preceding the filing of any report of Forms 10-K, 10-Q, or 8-K that discloses material nonpublic information.
Employee Compensation Risks
The Compensation Committee oversees management of risks relating to our compensation plans and programs. Our management and the Compensation Committee have assessed the risks associated with our compensation policies and practices for all employees, including our NEOs. Our plans and programs include certain features that help mitigate the likelihood of excessive risk-taking, which include: (i) a pay program at the executive level that emphasizes long-term incentive compensation that is based on the Company’s stock price performance and vests over multiple years; (ii) long-term incentive compensation for the majority of employees that is not highly leveraged; (iii) the Compensation Committee retains discretion in determining annual incentive bonus payouts, if any; and (iv) the Compensation Committee reviews and approves incentive bonus targets, which include objectives that are linked to external guidance. Based on the results of this assessment, we do not believe that our compensation plans and programs for all employees, including our NEOs, create risks that are reasonably likely to have a material adverse effect on the Company.

40	Rivian 2025 Proxy Statement

Compensation Committee Report
The Compensation Committee has reviewed and discussed with management the Company’s “Compensation Discussion and Analysis.” Based on such review and discussions, the Compensation Committee has recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.
•Sanford Schwartz (Chair)
•Karen Boone
•Jay Flatley

Rivian 2025 Proxy Statement	41

Compensation of our Named Executive Officers
2024 Summary Compensation Table
The following table contains information about the compensation earned by each of our NEOs during our most recently completed fiscal year ended December 31, 2024.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(3)	All Other Compensation ($)(4)	Total ($)

Robert J. Scaringe Chief Executive Officer	2024	1,000,000	—	9,359,393	3,896,573	294,231	342,018	14,892,215
	2023	759,038	—	6,065,409	7,173,658	277,611	78,364	14,354,080
	2022	650,000	—	2,267	4,185	182,000	180,518	1,018,970
Claire McDonough Chief Financial Officer	2024	450,000	—	5,398,207	2,248,022	67,500	8,200	8,171,929
	2023	450,000	—	2,022,009	2,391,235	164,250	19,083	5,046,577
	2022	438,462	—	3,055,071	3,373,836	122,769	19,400	7,009,538
Kjell Gruner Former Chief Commercial Officer(5)	2024	446,539	—	—	—	—	574,528	1,021,067
	2023	131,539	1,500,000	7,272,871	2,682,916	48,733	92,753	11,728,812
(1)For 2024, the annual incentive bonus for our CEO and CFO was paid in the form of fully vested restricted stock units and the amounts represent the amount that the aggregate grant date fair value of the restricted stock units, computed in accordance with ASC Topic 718, exceeds the amount of the annual incentive bonus award. With respect to our CEO and CFO, the amount reported also includes the grant date fair value of 429,138 restricted stock units and 429,138 PSUs for Dr. Scaringe, 247,580 restricted stock units and 247,580 PSUs for Ms. McDonough that were granted in May 2024, in each case, computed in accordance with ASC Topic 718. The grant date fair value of the restricted stock units and PSUs is based on the closing price of our Class A Common Stock on the grant date, as further described in Note 10 to the audited consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2024 and, in the case of PSUs, based on target level achievement. The grant date fair value of the PSUs granted to our CEO and CFO at maximum achievement is $5,847,005 and $3,373,278, respectively. The PSUs did not meet the threshold financial condition of $50 million of positive Gross Profit in the second half of 2024, and as a result no PSUs were earned in 2024.
(2)The amount reported represents the aggregate grant date fair value of stock options granted to our NEOs in May 2024, in each case, computed in accordance with ASC Topic 718. The assumptions used in calculating the fair value of the stock options are set forth in Note 10 to the audited consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2024.
(3)The amounts represent the annual incentive bonuses earned by the NEOs for 2024. These bonuses were paid to the CEO and CFO in the first quarter of 2025 in the form of fully vested restricted stock units. The amount by which the grant date fair value of the fully vested restricted stock units exceeded the cash amount that would have been paid is reported in the Stock Awards column.
(4)The following table provides the amounts of other compensation paid to, or on behalf of, NEOs during 2024 included in the “All Other Compensation” column:

Name	401(k) Matching Contributions ($)	Cell Phone Allowances ($)	Internet Allowances ($)	Cobra(1) ($)	Severance ($)	Security Services ($)	Private Aircraft Travel ($)	Bonus ($)(2)	Total ($)

Robert J. Scaringe	—	—	—	—	—	340,813	1,205	—	342,018
Claire McDonough	6,900	650	650	—	—	—	—	—	8,200
Kjell Gruner	6,900	650	650	48,828	450,000	—	—	67,500	574,528
(1) Includes an $18,286.16 tax gross up payment.
(2) Bonus Payment to Dr. Gruner was paid pursuant to the Severance Agreement described in Compensation of our Named Executive Officers under the heading “CCO Severance Agreement.”
(5)Dr. Gruner resigned as our Chief Commercial Officer on July 26, 2024. He continued to be employed by the Company to assist with the transition until December 11, 2024.

42	Rivian 2025 Proxy Statement

Grants of Plan-Based Awards in Fiscal 2024
The following table provides supplemental information relating to grants of plan-based awards made during the fiscal year ended December 31, 2024, to help explain information provided above in our 2024 Summary Compensation Table. This table presents information regarding all grants of plan-based awards occurring during the fiscal year ended December 31, 2024.

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)		All Other Stock Awards: Number of Shares of Stock or Units (#)(3)	All Other Option Awards: Number of Securities Underlying Options (#)(4)	Exercise or Base Price of Options Awards ($/Sh)	Grant Date Fair Value of Stock and Options Awards ($)(5)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Target (#)(2)	Maximum (#)

Robert J. Scaringe		125,000	1,000,000	1,500,000
	5/13/2024						429,138			4,667,604
	5/13/2024							572,184	10.90	3,896,573
	5/13/2024				429,138	536,423				4,667,604
	3/5/2025						367			4,185
Claire McDonough		28,125	225,000	337,500
	5/13/2024							330,106	10.90	2,248,022
	5/13/2024						247,580			2,698,622
	5/13/2024				247,580	309,475				2,698,622
	3/5/2025						85			963
Kjell Gruner
(1)Represents the potential payments under our performance-based annual incentive program for fiscal year 2024. The threshold, target and maximum amounts are based on a percentage of the NEO’s fiscal year 2024 base salary. The threshold amount represents the amount payable upon achievement of a single performance target at the minimum level, and the maximum amount represents the amount payable upon achievement of each performance target at the maximum level. As described in Executive Compensation—Elements of Executive Pay and 2024 Compensation under the heading “Annual Incentive Bonus,” the Compensation Committee determined to pay annual incentive bonuses for our NEOs for fiscal year 2024 at 30% of the target bonus amount in the form of fully vested restricted stock units.
(2)Represents potential shares to be issued upon vesting of the PSUs. Vesting would have occurred upon the achievement of positive Gross Profit of at least $50 million in the second half of 2024. Linear interpolation would have been used from 0% at $50 million to 50% at $75 million; to 75% at $100 million; to 100% at $125 million; and 125% at $150 million to determine the number of PSUs that could have been earned. Earned PSUs would have vested based on continued service through December 31, 2027. All PSUs were forfeited as a result of failure to achieve Gross Profit of at least $50 million in the second half of 2024.
(3)Amounts granted in May 2024 vest in 16 equal quarterly installments commencing on May 15, 2024, subject to continued service. Amounts granted in March 2025 reflect amounts that, when computed in accordance with ASC Topic 718, exceed the amount of the annual incentive bonus award that would have been paid in cash.
(4)Subject to continued service to us, options vest and become exercisable as to 25% of the underlying shares of Class A Common Stock subject to the option on each of the first four anniversaries of the grant date of the stock option.
(5)The amounts represent the aggregate grant date fair value of restricted stock units and stock options as of the grant date. The assumptions used in calculating the fair value of the restricted stock units and stock options are set forth in Note 10 to the audited consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2024. The grant date fair value of the March 2025 grants were determined based on the closing trading price on the date of grant.

Rivian 2025 Proxy Statement	43

Outstanding Equity Awards at Fiscal Year-End 2024
The following table lists all outstanding equity awards, including unexercised options, stock that has not vested, and equity plan incentive awards held by our NEOs as of December 31, 2024.

			Option Awards					Stock Awards
Name	Vesting Commence-ment Date		Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)(1)

Robert J. Scaringe		(2)	7,820,976	—		2.63	3/15/2029
		(2)	1,000,000	—		3.36	7/8/2029
	1/19/2021	(3)			20,355,946	21.72	1/19/2031
	11/10/2021	(4)	3,392,657	3,392,658		21.72	1/19/2031
	11/15/2023	(7)						226,632	3,014,206
	8/25/2023	(6)	151,088	453,264		20.07	8/25/2033
	5/15/2024	(7)						375,496	4,994,097
	5/13/2024	(6)	—	572,184	—	10.90	5/13/2034
Claire McDonough	2/1/2021	(5)	437,500	300,000		21.72	1/26/2028
	8/8/2022	(6)	79,873	79,873		38.23	8/16/2032
	8/15/2022	(7)						34,945	464,769
	11/15/2023	(7)						75,545	1,004,749
	8/25/2023	(6)	50,363	151,089		20.07	8/25/2033
	5/15/2024	(7)						216,633	2,881,219
	5/13/2024	(6)	—	330,106	—	10.90	5/13/34	—	—
Kjell Gruner	10/20/2023	(6)	65,246	—		16.72	10/20/2033
(1)Value of restricted stock units calculated by multiplying $13.30, the closing price of our Class A Common Stock on December 31, 2024, the last trading day in 2024, by the number of restricted stock units outstanding.
(2)Fully vested.
(3)Option that vests based on the achievement of stock price hurdles, as described in Executive Compensation—Elements of Executive Pay and 2024 Compensation under the heading “2021 CEO Performance Award.”
(4)The option vests in six equal installments on each anniversary of the vesting commencement date, which was the date of our IPO, subject to continued service to us.
(5)Option vests as to 20% of the underlying shares of Class A Common Stock subject to the option on each of the first five anniversaries of the vesting commencement date, subject to continued service to us.
(6)Option vests as to 25% of the underlying shares of Class A Common Stock subject to the option on each of the first four anniversaries of the date of grant, subject to continued service to us.
(7)Restricted stock units vest in 16 substantially equal quarterly installments commencing on the vesting commencement date, subject to continued service to us.

44	Rivian 2025 Proxy Statement

Option Exercises and Stock Vested in Fiscal 2024
The following table provides information regarding stock options that were exercised and stock awards that vested during 2024.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)

Robert J. Scaringe	878,574	10,450,467	153,710	1,868,511
Claire McDonough	0	0	90,606	1,101,805
Kjell Gruner	0	0	113,049	1,418,216
(1)Represents the difference between the closing price per share of our Class A Common Stock on the date of exercise and the exercise price of the options.
(2)Reflects the product of the number of shares of Common Stock vested multiplied by the closing price of our Class A Common Stock on the vesting date.
Potential Payments Upon Termination or Change in Control
As described above, we have entered into employment agreements with each of our NEOs. The following table quantifies the benefits payable to our NEOs upon certain terminations of employment using the assumptions set forth below.

Name	Cash Severance ($)	COBRA Premiums ($)	Equity Acceleration ($)(1)	Total Potential Payment ($)(2)

Robert J. Scaringe
Qualifying Termination	1,294,231	24,701	0	1,318,932
Qualifying Termination in Connection with a CIC	1,294,231	24,701	15,089,079	16,408,011
Claire McDonough
Qualifying Termination	517,500	27,351	0	544,851
Qualifying Termination in Connection with a CIC	517,500	27,351	8,435,804	8,980,655
(1)Represents the difference between $13.30, the closing price of our Class A Common Stock on December 31, 2024, less any exercise price multiplied times the number of shares underlying the equity award for which vesting would be accelerated.
(2)Amounts shown constitute the maximum potential payment the NEO would have received as of December 31, 2024. Amounts of the reduction pursuant to the parachute payment best pay provision, if any, would be calculated upon actual termination of employment in connection with a change in control.
CCO Severance Agreement
In connection with the former CCO’s resignation, the Company entered into a Severance Agreement providing for the terms of his separation from the Company. Pursuant to the Severance Agreement, the former CCO’s employment with the Company in his role as former CCO ended as of July 26, 2024, and he remained employed to assist with transition through December 11, 2024. In connection with his resignation and in consideration for his execution of a comprehensive release of claims and continued compliance with the restrictive covenants and confidentiality obligations set forth in his Employment Agreement (as described above), he received:
•$450,000, as a continued base salary for a period of 12 months following his termination date;
•$67,500, his annual incentive bonus for 2024 as described above; and
•a lump sum payment of $48,828, inclusive of taxes, equal to the amount the Company would have otherwise contributed towards his group health plan premiums as an active employee for a 12-month period.

Rivian 2025 Proxy Statement	45

CEO Pay Ratio
In accordance with Section 953(b) of the Dodd-Frank Act and Item 402(u) of Regulation S-K, we are providing the following information about the relationship of the annual total compensation of our employees and the annual total compensation of our CEO.
•The median of the annual total compensation of our employees (other than our CEO) was $145,582 in 2024.
•The total annual compensation of our CEO, as reported in the Summary Compensation Table, was $14,892,215 in 2024.
•Based on the foregoing, the ratio of the annual total compensation of our CEO and the median of the annual total compensation of our employees was 102.3 to 1.

We believe this pay ratio is a reasonable estimate calculated in a manner consistent with Item 402(u) of Regulation S-K. The SEC rules for identifying the median compensated employee and calculating the pay ratio allows companies to apply various methodologies and apply various assumptions and, as a result, the pay ratio we report may not be comparable to the pay ratio reported by other companies.
Identifying the Median Employee
We used December 31, 2022 as the date to determine our workforce for purposes of determining the median compensated employee. As of December 31, 2022, our workforce consisted of approximately 14,118 employees, with 13,757 employees (97.4%) based in the U.S. and 361 employees (2.6%) based in jurisdictions outside the U.S. The de minimis exception to the pay ratio rules allows us to exclude up to 5% of our employees based in jurisdictions outside of the U.S. Pursuant to this exception, we excluded all of our non-U.S.-based employees. As of December 31, 2022, our non U.S.-based employee locations and the number of employees in each location were as follows: Belgium - 1; Canada - 160; Denmark - 2; Germany - 20; Ireland - 1; Mexico - 5; Netherlands - 32; Serbia - 15; Switzerland - 2; and United Kingdom - 123.

To determine median employee compensation, we utilized the amount reported in Box 5 on Form W-2 Wage and Tax Statement for each U.S. employee on the Company’s payroll as of December 31, 2022. We captured all full-time, part-time, and temporary U.S. employees employed by us on December 31, 2022. We annualized compensation for permanent full-time and part-time employees who were not employed by us for all of 2022. We believe that Form W-2 compensation is a consistently applied compensation measure because it is readily available and represents a reasonable measure of total annual compensation.
Determining Annual Total Compensation
We determined annual total compensation for our median compensated employee by obtaining compensation data for this employee consistent with the methodology we use to calculate total compensation as it appears in the Summary Compensation Table. We determined annual total compensation for our CEO using the amount reported in the Summary Compensation Table.

46	Rivian 2025 Proxy Statement

Pay Versus Performance
In accordance with Section 953(a) of the Dodd-Frank Act and Item 402(v) of Regulation S-K, we are providing the following information about the relationships between compensation actually paid to named executive officers and Company performance. In this section, we refer to “Compensation Actually Paid” and other terms used in the applicable SEC rules. The dollar amounts reported as Compensation Actually Paid are computed in accordance with applicable SEC rules, and it is important to recognize that these amounts do not reflect the actual amount of compensation earned by or paid to our NEOs during the applicable years.
In the table below, the compensation values presented under the Summary Compensation Table column and the Compensation Actually Paid column are calculated differently. The Summary Compensation Table compensation values include the accounting fair value of equity awards granted in the year shown (at the time the grant was made), whereas the Compensation Actually Paid values include a revaluation of current year grants at year-end, plus the year-over-year change in the fair value of multiple years of historical equity grants, valued at different times during the year. As Compensation Actually Paid includes multiple years of grants, the calculation of Compensation Actually Paid each year is heavily impacted by the change in the price of our Class A Common Stock, and therefore, may be higher or lower than the Summary Compensation Table compensation values.

Year	Summary compensation table total for PEO(1) ($)	Compensation actually paid to PEO (1)(2) ($)	Average summary compensation table total for non-PEO named executive officers(1) ($)	Average compensation actually paid to non-PEO named executive officers (1)(3) ($)	Value of initial fixed $100 investment based on:		Net loss ($)	Gross Profit ($)(5)
					Total shareholder return (4) ($)	Peer group total shareholder return(4) ($)

2024	14,892,215	(99,007,921)	4,596,498	(5,930,505)	13.20	89.50	(4,746,000,000)	(1,200,000,000)
2023	14,354,080	36,328,396	8,387,695	11,530,019	23.29	83.00	(5,432,000,000)	(2,030,000,000)
2022	1,014,785	(1,991,817,641)	3,796,416	(51,055,180)	18.30	65.34	(6,752,000,000)	(3,123,000,000)
2021	422,140,679	2,339,784,810	18,107,278	44,605,170	102.94	94.48	(4,688,000,000)	(465,000,000)
(1)The NEOs included in the table above were:

Year	Principal Executive Officer (PEO)	Non-PEO NEOs
2024	Robert J. Scaringe	Claire McDonough and Kjell Gruner
2023	Robert J. Scaringe	Claire McDonough and Kjell Gruner
2022	Robert J. Scaringe	Claire McDonough and Jiten Behl
2021	Robert J. Scaringe	Claire McDonough, Jiten Behl and Ryan Green
Ryan Green was our former Chief Financial Officer until January 2021 and our former Senior Vice President and Corporate Controller until May 2021.
(2)The amounts are computed in accordance with ASC Topic 718. The assumptions used in calculating the fair value are set forth in Note 10 to the audited consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2024. To calculate Compensation Actually Paid for the PEO, the following adjustments were made to Summary Compensation Table total compensation, calculated in accordance with the SEC methodology for determining Compensation Actually Paid for each year shown:

Rivian 2025 Proxy Statement	47

PEO	2024 ($)	2023 ($)	2022 ($)	2021 ($)

Summary Compensation Table Total for PEO	14,892,215	14,354,080	1,014,785	422,140,679
Less, value of equity awards reported in the Summary Compensation Table	(13,255,966)	(13,239,067)	(2,267)	(421,364,482)
Plus, year-end fair value of equity awards granted during applicable year that are unvested	9,750,375	15,463,156	—	1,883,836,185
Change, in fair value of equity awards granted in prior years that are unvested	(98,606,066)	20,940,755	(1,723,047,376)	407,989,700
Plus, fair value as of vesting date of equity awards granted and vested in the year	917,224	184,267	—	—
Change, in fair value of equity awards granted in prior years that vested in the year	(12,705,703)	(1,374,795)	(269,782,783)	47,182,728
Compensation Actually Paid for PEO	(99,007,921)	36,328,396	(1,991,817,641)	2,339,784,810
(3)The amounts are computed in accordance with ASC Topic 718. The assumptions used in calculating the fair value are set forth in Note 10 to the audited consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2024. To calculate average Compensation Actually Paid for the non-PEO NEOs, the following adjustments were made to Summary Compensation Table total compensation, calculated in accordance with the SEC methodology for determining Compensation Actually Paid for each year shown:

Non-PEO NEOs	2024 ($)	2023 ($)	2022 ($)	2021 ($)

Summary Compensation Table Average for Non-PEO NEOs	4,596,498	8,387,695	3,796,416	18,107,278
Less, value of equity awards reported in the Summary Compensation Table	(3,823,115)	(7,184,516)	(3,215,217)	(17,710,842)
Plus, year-end fair value of equity awards granted during applicable year that are unvested	2,812,612	9,634,741	1,302,361	27,672,382
Change, in fair value of equity awards granted in prior years that are unvested	(2,558,175)	644,233	(34,773,808)	14,855,104
Plus, fair value as of vesting date of equity awards granted and vested in the year	291,069	62,148	87,734	—
Change, in fair value of equity awards granted in prior years that vested in the year	(1,956,245)	(14,282)	(18,252,666)	1,903,203
Less, fair value of equity awards that failed to meet vesting conditions in the year	(5,293,149)	—	—	(221,955)
Compensation Actually Paid for Non-PEO NEOs	(5,930,505)	11,530,019	(51,055,180)	44,605,170
(4)Total shareholder return is cumulative for the measurement periods beginning at market close on November 10, 2021, which is the first day our Class A Common Stock began trading. The peer group for purposes of this table is the NASDAQ OMX Global Automotive index as presented in Item 5 in our Annual Report on Form 10-K for the fiscal year ended December 31, 2024.
(5)The following table sets forth an unranked list of the most important measures used by the Company to link Compensation Actually Paid to our NEOs for 2024 to Company performance. FY Cash Operating Expense is a non-GAAP financial measure and is defined as total operating expenses less research and development and selling, general and administrative depreciation and amortization expenses, and research and development and selling, general and administrative stock-based compensation expenses. We further adjusted FY Cash Operating Expense to exclude one-time costs of $83 million related to our first fiscal quarter restructuring, asset write-offs related to our manufacturing facility near the city of Social Circle, Georgia and Rivian VW Group Technologies start up costs. For further information regarding these measures, please see “Compensation Discussion and Analysis” beginning on page 30.

Performance Measures
Vehicle Delivery Volumes
Vehicle Quality
Product Development
FY Cash Operating Expense
Gross Profit

48	Rivian 2025 Proxy Statement

Relationship between Compensation Actually Paid and Financial Performance Measures
In accordance with Item 402(v) of Regulation S-K, we are providing the following charts to show the relationships between information presented in the Pay Versus Performance table above. A significant portion of our executive compensation program is comprised of equity awards, and Compensation Actually Paid was most strongly affected by our stock price performance, as reflected in the equity award valuations required by SEC rules. As illustrated in the charts below and consistent with our compensation philosophy that focuses on equity compensation to align the interests of our NEOs with the interests of our stockholders, the Compensation Actually Paid our NEOs, including our PEO, closely correlates with the value of our Class A Common Stock.
Compensation Actually Paid Versus Company and Peer Group Total Shareholder Return
Compensation Actually Paid Versus Net Loss

Rivian 2025 Proxy Statement	49

Compensation Actually Paid Versus Gross Profit

50	Rivian 2025 Proxy Statement

Equity Compensation Plan Information
We currently maintain three equity compensation plans: the 2015 Long-Term Incentive Plan (the “2015 Plan,”), the 2021 Incentive Award Plan (the “2021 Plan”) and the 2021 Employee Stock Purchase Plan (the “2021 ESPP”). The following table provides information on the number of shares of our Class A Common Stock to be issued upon payout of outstanding awards and the number of shares remaining available for future award grants under these equity compensation plans as of December 31, 2024.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights	Weighted Average Exercise Price of Outstanding Options, Warrants and Rights		Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (excluding securities in first column)(2)

Equity compensation plans approved by security holders	119,895,311	$13.60	(1)	134,306,505
Equity compensation plans not approved by security holders	—	—		—
Total	119,895,311	$13.60		134,306,505
(1)As of December 31, 2024, the weighted average exercise price of outstanding options under the 2015 Plan and the 2021 Plan was $13.60.
(2)Includes 98,051,301 shares available for future issuance under the 2021 Plan and 36,255,204 shares available for issuance under the 2021 ESPP. As of November 8, 2021, in connection with our IPO, no further grants are made under the 2015 Plan. The 2021 Plan provides for an annual increase to the number of shares available for issuance thereunder on the first day of each calendar year beginning on January 1, 2022 and ending on and including January 1, 2031, by an amount equal to the lesser of (i) 5% of the aggregate number of shares of all classes of the Company’s Common Stock outstanding on the last day of the immediately preceding calendar year and (ii) such smaller number of shares of Class A Common Stock as is determined by the our Board of Directors (but no more than 730,000,000 shares may be issued upon the exercise of incentive stock options). The 2021 ESPP provides for an annual increase to the number of shares available for issuance thereunder on the first day of each calendar year beginning on January 1, 2022 and ending on and including January 1, 2031, by an amount equal to the lesser of (i) 1% of the aggregate number of shares of all classes of the Company’s Common Stock outstanding on the last day of the immediately preceding calendar year and (ii) such smaller number of shares of Class A Common Stock as is determined by our Board of Directors, provided that no more than 185,000,000 shares may be issued under the 2021 ESPP. Up to a maximum of 25,297,712 shares may be purchased in the current offering period which runs through May 20, 2025 under the 2021 ESPP, based on enrollment as of December 31, 2024, which are not captured in the Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights column.

Rivian 2025 Proxy Statement	51

Director Compensation
The following table sets forth information concerning the compensation earned or paid to our non-employee directors who served during all or a portion of the fiscal year ended December 31, 2024. Dr. Scaringe is compensated as an employee for service as our Chief Executive Officer and does not receive additional compensation for his service as a member of our Board of Directors. See “Compensation of our Named Executive Officers—2024 Summary Compensation Table” for information regarding his compensation as our employee.

Name	Fees Earned or Paid in Cash ($)(1)(2)	Stock Awards ($)(2)	Total ($)

Karen Boone	110,000	266,948	376,948
Rose Marcario	80,048	276,295	356,343
Sanford Schwartz	77,500	275,986	353,486
John Krafcik	72,596	266,948	339,544
Jay Flatley	71,683	266,948	338,631
Peter Krawiec	50,000	272,771	322,771
Pamela Thomas-Graham	30,707	—	30,707
(1)Amounts reported for Ms. Marcario, Mr. Schwartz, Mr. Krawiec, and Ms. Thomas-Graham include the value of restricted stock units granted in lieu of cash fees at the election of each director.
(2)Amounts reported represent (i) an annual award of 24,224 restricted stock units with an aggregate grant date fair value of $266,948 awarded to each of our non-employee directors in June 2024 (other than Ms. Thomas-Graham), which restricted stock units will vest on the one-year anniversary of the grant date, subject to the director’s continued service to us, and (ii) the amount that the aggregate grant date fair value of the restricted stock units granted, computed in accordance with ASC Topic 718, exceeds the amount of cash fees the director otherwise would have received on July 22, 2024, which excess amount was $9,346 for Ms. Marcario, $9,038 for Mr. Schwartz, and $5,822 for Mr. Krawiec. The grant date fair value is based on the closing price of our Class A Common Stock on the grant date, as further described in Note 10 to the audited consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2024.
The table below shows the aggregate number of outstanding unvested stock awards and shares subject to unexercised options held as of December 31, 2024 by each non-employee director.

Name	Number of Stock Awards Outstanding (#)	Number of Option Awards Outstanding (#)

Karen Boone	24,224	60,000
Rose Marcario	24,224	60,000
Sanford Schwartz	24,224	60,000
Jay Flatley	24,224	60,000
Peter Krawiec	24,224	60,000
John Krafcik	30,939	—
Pamela Thomas-Graham(3)	—	60,000
As of December 31, 2024, our non-employee directors held the following vested but deferred restricted stock units: 37,104 for Ms. Boone; 38,419 for Ms. Marcario; and 39,049 for Mr. Schwartz.
(3)Ms. Thomas-Graham did not stand for reelection to our Board of Directors in June 2024. In connection with her departure from our Board of Directors and in recognition of her service to us, the Board of Directors approved the accelerated vesting of 20,000 stock options (corresponding to one-third) of Ms. Thomas-Graham's 2021 stock option award under the 2015 Plan.

52	Rivian 2025 Proxy Statement

Non-Employee Director Compensation Program
Under our non-employee director compensation program (the “Director Compensation Program”) our non-employee directors are eligible to receive cash compensation and equity awards for service on our Board of Directors and committees of our Board of Directors.
Under the Director Compensation Program, our non-employee directors are eligible to receive cash compensation as follows:

Compensation Element	Per Year
Annual Cash Retainer	•$50,000
Lead Independent Director Retainer	•$75,000
Audit Committee Retainer	•$25,000 — Chair •$12,500 — Non-Chair Member
Compensation Committee Retainer	•$20,000 — Chair •$10,000 — Non-Chair Member
Nominating and Governance Committee Retainer	•$15,000 — Chair •$7,500 — Non-Chair Member
Planet and Policy Committee Retainer	•$25,000 — Chair •$7,500 — Non-Chair Member

Each non-employee director may elect to receive all of his or her annual cash retainers in the form of restricted stock units under our 2021 Plan. Elections to convert all of the annual cash retainers into restricted stock units must generally be made on or prior to December 31 of the year prior to the year in which the annual cash retainers are scheduled to be paid, or such earlier deadline as established by the Board of Directors or Compensation Committee. Each individual who first becomes a non-employee director is permitted to elect to convert the annual cash retainer payments scheduled to be paid in the same calendar year into restricted stock units, provided that the election is made prior to the date the individual becomes a non-employee director. Restricted stock units granted in lieu of the annual cash retainers are fully vested on the grant date which corresponds to the date the cash retainers would otherwise be paid, and cover a number of shares of Class A Common Stock calculated by dividing the amount of the cash retainers that would otherwise be paid by the average closing price of a share of Class A Common Stock over the calendar month preceding the grant date (which shares are delivered on the grant date unless otherwise deferred as described in the following sentence). In addition, the Director Compensation Program provides that non-employee directors may elect to defer the settlement of restricted stock units granted to them. Deferred restricted stock units will generally be settled upon the earliest of a Change in Control (as defined in the 2021 Plan), the directors separation from service with us, or the director’s death.
Under the Director Compensation Program, in connection with the initial appointment or election of a non-employee director, each director is automatically granted (a) an award of restricted stock units covering a number of shares of Class A Common Stock calculated by dividing (i) $250,000 by (ii) the average closing price of a share of Class A Common Stock over the calendar month preceding the grant date which will vest in equal annual installments over three years and (b) an award of restricted stock units covering a number of shares of Class A Common Stock calculated by dividing (i) the product of $250,000 multiplied by a fraction, the numerator of which is the number of full months between the date the director commences service on our Board of Directors and the scheduled date of our next annual stockholder meeting, and the denominator of which is 12, by (ii) the average closing price of a share of Class A Common Stock over the calendar month preceding the grant date which will vest in full on the date of the next annual stockholders meeting. Additionally, on the date of each annual stockholders meeting, each non-employee director is automatically granted an award of restricted stock units covering a number of shares of Class A Common Stock calculated by dividing (a) $250,000 by (b) the average closing price of a share of Class A Common Stock over the calendar month preceding the grant date which will vest in full on the one-year anniversary of the grant date.
Each initial award and annual award of restricted stock units, along with any other equity-based awards held by any non-employee director, will vest upon a Change in Control (as defined in the 2021 Plan).
We also reimburse our directors for reasonable out-of-pocket expenses in connection with the performance of his or her duties as a director.

Rivian 2025 Proxy Statement	53

Security Ownership of Certain Beneficial Owners and Management
The following table sets forth certain information with respect to holdings of our Class A Common Stock and Class B Common Stock by (i) stockholders who beneficially owned more than 5% of the outstanding shares of our Class A Common Stock or our Class B Common Stock, and (ii) each of our directors (which includes all nominees), each of our named executive officers and all directors and executive officers as a group as of April 23, 2025, unless otherwise indicated. The number of shares beneficially owned by each stockholder is determined under rules issued by the SEC. Under these rules, beneficial ownership includes any shares as to which a person has sole or shared voting power or investment power. Applicable percentage ownership is based on 1,138,599,873 shares of Class A Common Stock and 7,825,000 shares of Class B Common Stock outstanding as of April 23, 2025. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of Common Stock subject to options, or other rights held by such person that are currently exercisable or will become exercisable within 60 days of April 23, 2025 are considered outstanding, although these shares are not considered outstanding for purposes of computing the percentage ownership of any other person.
Each outstanding share of Class B Common Stock is convertible at any time at the option of the holder into one share of Class A Common Stock. In addition, each share of Class B Common Stock will convert automatically into one share of Class A Common Stock upon any transfer, whether or not for value, except for certain permitted transfers described in our Amended and Restated Certificate of Incorporation, including estate planning or charitable transfers where exclusive voting control with respect to the shares of Class B Common Stock is retained by Robert J. Scaringe, our Chief Executive Officer, and transfers to affiliates or certain other related entities of Dr. Scaringe. Once converted or transferred and converted into Class A Common Stock, the Class B Common Stock may not be reissued. All the outstanding shares of our Class B Common Stock will convert automatically into shares of our Class A Common Stock upon the date that is the earlier of (i) a date fixed by our Board of Directors that is not less than 60 days nor more than 180 days following the death or disability of our Chief Executive Officer, (ii) the five-year anniversary of the date of the closing of our IPO and (iii) the date fixed by our Board of Directors that is no less than 61 days and no more than 180 days following the date that the number of outstanding shares of Class B Common Stock held by our Chief Executive Officer and certain permitted transferees represents less than 30% of the shares of Class B Common Stock held by an affiliate of our Chief Executive Officer immediately following our IPO.
Unless otherwise indicated, the address of each beneficial owner listed below is 14600 Myford Road, Irvine, California 92606. We believe, based on information provided to us, that each of the stockholders listed below has sole voting and investment power with respect to the shares beneficially owned by the stockholder unless noted otherwise, subject to community property laws where applicable.

54	Rivian 2025 Proxy Statement

	Shares of Class A Common Stock		Shares of Class B Common Stock		Common Stock Beneficially Owned(3)	Combined Voting Power(4)

Name of Beneficial Owner	Number	Percentage(1)	Number	Percentage(2)	Percentage	Percentage
5% Stockholders (excluding Named Executive Officers and Directors)
Amazon.com NV Investment Holdings LLC(5)	162,086,884	14.2%	—	—%	14.2%	13.3%
Global Oryx Company Limited(6)	113,934,082	9.9%	—	—%	9.9%	9.3%
The Vanguard Group(7)	68,313,205	6.0%	—	—%	6.0%	5.6%
Volkswagen International America, Inc.(8)	95,377,269	8.4%	—	—%	8.4%	7.8%
Named Executive Officers and Directors
Robert J. Scaringe(9)	15,130,283	1.3%	7,825,000	100%	2.0%	7.6%
Claire McDonough(10)	865,587	*	—	—%	*	*
Karen Boone(11)	271,537	*	—	—%	*	*
Rose Marcario(12)	168,782	*	—	—%	*	*
Sanford Schwartz(13)	232,547	*	—	—%	*	*
Peter Krawiec(14)	159,186	*	—	—%	*	*
Jay Flatley(15)	204,008	*	—	—%	*	*
John Krafcik(16)	35,974	*	—	—%	*	*
Aidan Gomez	—	*	—	—%	*	*
All current executive officers and directors as a group (9 individuals)(17)	16,922,560	1.5%	7,825,000	100%	2.3%	7.7%
* Less than one percent.
(1)The number and percentage of Class A shares beneficially owned by an individual or entity includes shares of Class A Common Stock subject to restricted stock units, options or other rights held by such person that are currently exercisable or will become exercisable within 60 days of April 23, 2025, which are considered outstanding Class A Common Stock, although these shares are not considered outstanding for purposes of computing the percentage ownership of any other person.
(2)The number and percentage of Class B shares beneficially owned by an individual or entity includes shares of Class B Common Stock subject to restricted stock units, options or other rights held by such person that are currently exercisable or will become exercisable within 60 days of April 23, 2025, which are considered outstanding Class B Common Stock, although these shares are not considered outstanding for purposes of computing the percentage ownership of any other person.
(3)The percentage of Common Stock beneficially owned by an individual or entity includes shares of Class A Common Stock and Class B Common Stock subject to restricted stock units, options or other rights held by such person that are currently exercisable or will become exercisable within 60 days of April 23, 2025, which are considered outstanding Common Stock, although these shares are not considered outstanding for purposes of computing the percentage ownership of any other person.
(4)Percentage of “Combined Voting Power” represents voting power with respect to all outstanding shares of our Class A Common Stock and Class B Common Stock, as a single class, as of April 23, 2025. The holders of our Class B Common Stock are entitled to 10 votes per share, and holders of our Class A Common Stock are entitled to one vote per share.
(5)Based on a Schedule 13G filed with the SEC on February 2, 2022 and other information known to the Company. Consists of (i) 158,363,834 shares of Class A Common Stock and (ii) 3,723,050 shares of Class A Common Stock issuable upon the exercise of a warrant issued to Amazon.com NV Investment Holdings LLC (“NV Holdings”). NV Holdings is a wholly-owned subsidiary of Amazon.com, Inc., whose address is 410 Terry Avenue North, Seattle, WA 98109. Amazon reports sole voting and dispositive power over all shares beneficially owned by NV Holdings. Peter Krawiec, a member of our Board of Directors, is Senior Vice President of Worldwide Corporate and Business Development at Amazon.com, Inc. and as such could be deemed to share voting control and investment power over shares that may be deemed to be beneficially owned by the entities affiliated with NV Holdings, but disclaims beneficial ownership of such shares.
(6)Based solely on a Schedule 13G filed with the SEC on November 24, 2021. Consists of (i) 106,414,600 shares of Class A Common Stock and (ii) 7,519,482 shares of Class A Common Stock underlying warrants that are exercisable at an exercise price of $5.72 per share. Global Oryx Company Limited, which directly holds the reported securities, is a subsidiary of Global Oryx Group Holding Company Limited, whose registered address is 15, Esplanade, St. Helier, JE1 1RB, Jersey. Global Oryx Group Holding Company Limited is controlled by its board of directors, which holds ultimate voting and investment power over the shares held by Global Oryx Company Limited. Global Oryx Group Holding Company Limited indicates that it has sole voting and dispositive power with respect to all shares beneficially owned.

Rivian 2025 Proxy Statement	55

(7)Based solely on a Schedule 13G filed with the SEC on February 13, 2024. Consists of 68,313,205 shares of Class A Common Stock. The Vanguard Group lists its address as 100 Vanguard Blvd., Malvern, PA 19355, and indicates that it has shared voting power with respect to 426,300 shares of Class A Common Stock, sole dispositive power with respect to 66,860,237 shares of Class A Common Stock, and shared dispositive power with respect to 1,452,968 shares of Class A Common stock.
(8)Based solely on a Schedule 13G/A filed with the SEC on February 13, 2025. Consists of 95,377,269 shares of Class A Common Stock held by Volkswagen International America Inc. Volkswagen International America Inc. is a wholly owned subsidiary of Volkswagen AG, whose address is Berliner Ring 2, 38440 Wolfsburg, Germany. Volkswagen AG and Volkswagen International America Inc. indicate that they have shared voting and dispositive power with respect to all shares beneficially owned.
(9)Consists of (i) 12,150,625 shares of Class A Common Stock subject to options that are presently exercisable or exercisable within 60 days of April 23, 2025, (ii) 2,632,766 shares of Class A Common Stock held in a family trust, (iii) 4,595 shares of Class A Common Stock held by a limited liability holding company, (iv) 296,590 shares of Class A Common Stock held directly, (v) 45,707 shares of Class A Common Stock underlying restricted stock units (“RSUs”) which will vest within 60 days of April 23, 2025 and (vi) 7,825,000 shares of Class B Common Stock held by a limited liability holding company. Dr. Scaringe exercises sole voting and dispositive authority over all shares held by such limited liability company. Does not include (i) an additional 25,937,628 shares of Class A Common Stock underlying options to purchase Class A Common Stock not otherwise exercisable within 60 days of April 23, 2025 and (ii) an additional 1,164,025 restricted stock units which will not vest within 60 days of April 23, 2025.
(10)Consists of (i) 38,563 shares of Class A Common Stock, (ii) 800,262 shares of Class A Common Stock subject to options that are presently exercisable or exercisable within 60 days of April 23, 2025 and (iii) 26,762 shares of Class A Common Stock underlying RSUs which will vest within 60 days of April 23, 2025 held by Ms. McDonough.
(11)Consists of (i) 57,313 shares of Class A Common Stock held by Ms. Boone, (ii) 130,000 shares of Class A Common Stock held by The Boone Family Trust dated August 6, 2015, (iii) 60,000 shares of Class A Common Stock subject to options that are presently exercisable held by Ms. Boone and (iv) 24,224 shares of Class A Common Stock underlying RSUs which will vest within 60 days of April 23, 2025 held by Ms. Boone.
(12)Consists of (i) 84,558 shares of Class A Common Stock, (ii) 60,000 shares of Class A Common Stock subject to options that are presently exercisable held by Ms. Marcario and (iii) 24,224 shares of Class A Common Stock underlying RSUs which will vest within 60 days of April 23, 2025 held by Ms. Marcario.
(13)Consists of (i) 148,323 shares of Class A Common Stock (ii) 60,000 shares of Class A Common Stock subject to options that are presently exercisable held by Mr. Schwartz and (iii) 24,224 shares of Class A Common Stock underlying RSUs which will vest within 60 days of April 23, 2025 held by Mr. Schwartz.
(14)Consists of (i) 40,431 shares of Class A Common Stock held by Mr. Krawiec, (ii) 34,531 shares of Class A Common Stock held by Erin G. Krawiec 2019 Trust, (iii) 60,000 shares of Class A Common Stock subject to options that are presently exercisable held by Mr. Krawiec and (iv) 24,224 shares of Class A Common Stock underlying RSUs which will vest within 60 days of April 23, 2025 held by Mr. Krawiec. Mr. Krawiec is Senior Vice President of Worldwide Corporate and Business Development at Amazon.com, Inc. and as such could be deemed to share voting control and investment power over shares that may be deemed to be beneficially owned by the entities affiliated with Amazon.com NV Investment Holdings LLC, which are identified in footnote (5) above, but disclaims beneficial ownership of such shares.
(15)Consists of (i) 119,784 shares of Class A Common Stock (ii) 60,000 shares of Class A Common Stock subject to options that are presently exercisable held by Mr. Flatley and (iii) 24,224 shares of Class A Common Stock underlying RSUs which will vest within 60 days of April 23, 2025 held by Mr. Flatley.
(16)Consists of (i) 11,750 shares of Class A Common Stock held by Mr. Krafcik and (ii) 24,224 shares of Class A Common Stock underlying RSUs which will vest within 60 days of April 23, 2025 held by Mr. Krafcik.
(17)Consists of (i) 3,453,860 shares of Class A Common Stock, (ii) 13,250,887 shares of Class A Common Stock subject to options that are presently exercisable or exercisable within 60 days of April 23, 2025, (iii) 217,813 shares of Class A Common Stock underlying restricted stock units which will vest within 60 days of April 23, 2025, respectively, and (iv) 7,825,000 shares of Class B Common Stock.

56	Rivian 2025 Proxy Statement

Certain Relationships and Related Person Transactions
Policies and Procedures for Related Person Transactions
Our Board of Directors has adopted a written Related Person Transaction Policy, setting forth the policies and procedures for the review and approval or ratification of related person transactions. Under the policy, our finance department is primarily responsible for developing and implementing processes and procedures to obtain information regarding related persons with respect to potential related person transactions and then determining, based on the facts and circumstances, whether such potential related person transactions do, in fact, constitute related person transactions requiring compliance with the policy. If our finance department determines that a transaction or relationship is a related person transaction requiring compliance with the policy, our Chief Financial Officer is required to present to the Audit Committee all relevant facts and circumstances relating to the related person transaction. Our Audit Committee must review the relevant facts and circumstances of each related person transaction, including if the transaction is on terms comparable to those that could be obtained in arm’s length dealings with an unrelated third party and the extent of the related person’s interest in the transaction, take into account the conflicts of interest and corporate opportunity provisions of our Code of Business Conduct and Ethics, and either approve or disapprove the related person transaction. If advance Audit Committee approval of a related person transaction requiring the Audit Committee’s approval is not feasible, then the transaction may be preliminarily entered into by management upon prior approval of the transaction by the Chair of the Audit Committee subject to ratification of the transaction by the Audit Committee at the Audit Committee’s next regularly scheduled meeting; provided, that if ratification is not forthcoming, management will make all reasonable efforts to cancel or annul the transaction. If a transaction was not initially recognized as a related person transaction, then upon such recognition the transaction will be presented to the Audit Committee for ratification at the Audit Committee’s next regularly scheduled meeting; provided, that if ratification is not forthcoming, management will make all reasonable efforts to cancel or annul the transaction. Our management will update the Audit Committee as to any material changes to any approved or ratified related person transaction and will provide a status report at least annually of all then current related person transactions. No director may participate in approval of a related person transaction for which he or she is a related person.
The following are certain transactions, arrangements, and relationships with our directors, executive officers, and stockholders owning 5% or more of our outstanding Common Stock, or any member of the immediate family of any of the foregoing persons, since January 1, 2024, other than equity and other compensation, termination, change in control and other arrangements, which are described under “Executive Compensation.”
Joint Venture with Volkswagen Group
In November 2024, we entered into a joint venture with VW and Volkswagen AG and its affiliates (collectively, “Volkswagen Group”) which currently holds more than 5% of our capital stock. Rivian and VW Group Technology, LLC (the “Joint Venture”) was established as an electrical architecture technology company with a focus on software, electronic control units and related network architecture design and development. The initial focus of the Joint Venture will be to bring next-generation electrical architecture and best-in-class software technology to both companies’ future electric vehicles.
The Company and Volkswagen Group each contributed certain assets, and personnel to the Joint Venture in exchange for 50% each of the equity interests in the Joint Venture. The Joint Venture’s operations are funded through development fees to be paid by the Company and Volkswagen Group. Fees payable for development services that benefit the general technology stack usable by both the Company and Volkswagen Group are paid 75% by Volkswagen Group and 25% by the Company, through 2028. Starting from 2029, the parties will bear such fees equally, with Volkswagen Group paying $100 million per year in excess of its equal share in contemplation of its comparatively larger vehicle portfolio. Development fees for the benefit of one specific party will be borne entirely by such party.
As part of the formation of the Joint Venture, the Company received $1,295 million for intellectual property licensed to Volkswagen Group. In addition, the Company and VW and Volkswagen AG entered into the Investment Agreement, which provides for additional equity investments in our Company as described in Proposal 4.
The Company, its subsidiary, Rivian JV SPV, LLC (the “Joint Venture Equityholder”), and Volkswagen Group also entered into loan agreements providing for a committed $1,000 million term loan facility, available to the Joint Venture. When and if funded, the proceeds would be concurrently loaned by the Joint Venture to the Joint Venture Equityholder to be used by the Company. Finally, in June 2024, the Company received $1,000 million in proceeds from a convertible note issued to Volkswagen Group, which converted into shares of the Company’s Class A Common Stock in December 2024.

Rivian 2025 Proxy Statement	57

Investors’ Rights Agreement
In November 2024, we entered into a Sixth Amended and Restated Investors’ Rights Agreement (the “IRA”) with certain investors, including Global Oryx Company Limited (“Global Oryx”) and NV Holdings, each of which currently holds more than 5% of our capital stock. Robert J. Scaringe, our Chief Executive Officer, Sanford Schwartz, Karen Boone, and Peter Krawiec, members of our Board of Directors, and/or certain entities affiliated with them are also parties to the IRA. The IRA imposes certain affirmative obligations on us and also grants certain rights to holders, including certain registration rights with respect to the securities held by them, which terminate ten years after the date of the IRA.
Senior Secured Floating Rate Notes
In October 2021, Rivian Holdings, LLC, Rivian, LLC and Rivian Automotive, LLC (collectively, the “2026 Note Issuers”) issued $1.25 billion aggregate principal amount of senior secured floating rate notes due 2026 (the “2026 Notes”) pursuant to an indenture (the “2026 Notes Indenture”) between the 2026 Note Issuers, the guarantors party thereto, and the trustee and collateral agent party thereto. The 2026 Notes have a maturity of five years from the date of their original issuance. The 2026 Notes Indenture requires that the 2026 Note Issuers and their restricted subsidiaries, including the guarantors party thereto, comply with a number of customary covenants (including restrictions on incurrence of indebtedness, liens, the making of restricted payments, and dispositions), in each case substantially similar to the corresponding covenants under our senior secured asset based revolving credit facility (the “ABL Facility”). In addition, the 2026 Notes Indenture contains a minimum liquidity covenant (but no other financial covenants) requiring the 2026 Note Issuers to maintain no less than $1.0 billion of liquidity, which liquidity covenant will fall away upon meeting a fixed charge coverage ratio of greater than 1.0 to 1.0 for two consecutive fiscal quarters. Certain funds and accounts advised by T. Rowe Price Associates, Inc. purchased $285 million aggregate principal amount of 2026 Notes in the private placement. T. Rowe Price Associates, Inc. also advises funds and accounts that, collectively, hold more than 5% of our capital stock.
Transactions with Amazon.com NV Investment Holdings LLC and its Affiliates
EDV Agreement
In February 2019, we entered into a commercial letter agreement with Amazon and in September 2019, we entered into a related framework agreement with Amazon Logistics, Inc. (“Logistics”). Amazon is the parent company of both Logistics and NV Holdings. We refer to these agreements, together with any work orders, purchase orders, related agreements, and amendments thereunder or thereto, collectively, as the “EDV Agreement.” Under the EDV Agreement, we and Logistics have agreed to collaborate to design, develop, manufacture, and supply to Logistics EDVs and/or certain component parts and related services for use in Amazon’s last mile delivery operations. The EDV Agreement does not restrict Logistics from developing vehicles or collaborating with, or purchasing similar vehicles from, third parties. Each party generally retains ownership of its respective technology (including inventions, know-how, and designs) and intellectual property rights (including patents, copyrights, and trade secrets) if not developed in connection with the performance of services under a work order, the terms of which shall otherwise govern. In November 2023, we amended the EDV Agreement to change certain exclusivity and first refusal rights granted to Amazon, which previously prevented us from selling commercial vans to any other commercial customers. Under the EDV Agreement, as amended, we may sell commercial vans to third parties, subject to certain fees and limitations related to customer type and vehicle volume. The restrictions and fees payable to Amazon related to last mile delivery vehicles apply for five years from January 1, 2024 and the fees related to all sales of Rivian commercial vans apply for ten years from January 1, 2024, unless the EDV Agreement is terminated.
Given the lead time necessary for the production of vehicles, the EDV Agreement contemplates Logistics’ provision to us of longer-term order forecasts and medium-term order plans for planning purposes, all of which are non-binding and subject to amendment or modification. Thereafter, the EDV Agreement provides that Logistics will regularly update its forecast to specify actual product quantities desired, including the specific product mix. In response, we will then provide Logistics with a price quote for the specific quantities and product types requested (excluding final delivery costs) in accordance with the pricing parameters set forth in the EDV Agreement, at which point Logistics, or its affiliated approved purchaser, will issue a purchase order to us for specific quantities and product types. Products to be delivered under the EDV Agreement include EDVs (full vehicles including the top hat and RCV platform), skateboards (the RCV platform without the top hat), and spare parts.
The EDV Agreement does not contain a minimum order quantity or minimum purchase requirements. Additionally, forecasts, order plans, and purchase orders are subject to modification or cancellation upon notice, as set forth in the EDV Agreement. However, in the event that Logistics terminates the EDV Agreement prior to the purchase of a minimum threshold of an aggregate of 100,000 EDVs or skateboards (except, for the avoidance of doubt, a termination for cause due to our material breach), or if we terminate the EDV Agreement due to Logistics’ failure to order an aggregate of at least 10,000 EDVs or skateboards in each of any two consecutive calendar years following the start of production, Logistics is required to reimburse us for our investment costs in accordance with a reimbursement formula set forth in the EDV Agreement, in addition to other applicable wind-down costs.

58	Rivian 2025 Proxy Statement

All EDVs delivered to Logistics will be covered by the bumper-to-bumper comprehensive Rivian warranty unless Logistics elects to opt out of warranty coverage. Pursuant to the EDV Agreement, the maintenance program for Logistics’ EDVs will include: (i) maintenance, repairs, and components covered by the Rivian warranty; and (ii) the forward deployment of spare parts and other replacement parts covered by the Rivian warranty at locations near where any EDVs will be serviced under the Rivian warranty. In addition, we have entered into a Vehicle Services Agreement with Logistics, and we will provide a maintenance program to provide EDV maintenance services not subject to coverage under the Rivian warranty. Pursuant to the EDV Agreement, we will ensure that custom spare parts for the EDVs delivered to Logistics are available for purchase for at least ten years following the model year of such EDV. We will also provide training to Logistics no more than once quarterly on how to safely and efficiently operate the EDVs (including driving and using digital systems) and perform basic daily and routine maintenance.
The EDV Agreement (excluding any work order or purchase order as a part thereof) has a one-year initial term that automatically renews for additional one-year periods unless earlier terminated. If at any time all work orders or purchase orders have been completed or terminated in accordance with their terms and the terms of the EDV Agreement, either party may terminate the EDV Agreement for convenience upon 90 days’ written notice. In addition, either party may terminate the EDV Agreement (excluding any work order or purchase order thereunder) if the other party materially breaches any term of the EDV Agreement and does not cure such breach after 60 days’ written notice. In addition, Logistics has the ability to cancel a purchase order or terminate the EDV Agreement upon the occurrence of certain service-related events, including in the event that cumulative scheduled maintenance costs, vehicle repair costs, and vehicle downtime exceed agreed upon thresholds set forth in the EDV Agreement.
During the year ended December 31, 2024, we recorded $1,040 million in revenues from Amazon, primarily related to the sale of EDVs in accordance with the EDV Agreement.
Amazon Web Services Agreements
In 2016, we engaged Amazon Web Services, Inc. (“AWS”), an affiliate of NV Holdings, for the supply of various cloud computing services, including, but not limited to, servers, managed database services, managed analytics, data storage, and networking (collectively, the “Cloud Services”). Each of the Cloud Services has its own fee and payment structure based on the applicable product purchased, but most are purchased on a consumption-based model. We agreed to minimum spend commitments as well as to reference AWS as our “preferred cloud provider” in return for certain service discounts. During the year ended December 31, 2024, we recognized $94 million of expenses for the services pursuant to this agreement.
Warrants
In connection with the EDV Agreement we issued to NV Holdings a warrant to purchase an aggregate of 3,723,050 shares of Series C preferred stock, at an exercise price of $9.089 per share. The warrant automatically converted into a warrant to purchase an equivalent number of shares of our Class A Common Stock upon the completion of our IPO. The warrant has a cashless exercise provision pursuant to which NV Holdings may, in lieu of payment of the exercise price in cash, surrender the warrant and receive a net amount of shares based on the fair market value of our Common Stock at the time of exercise of the warrant after deduction of the aggregate exercise price. The warrant also provides for adjustments in the event of specified stock dividends, stock splits, reorganizations, and consolidations. The warrant may be exercised by NV Holdings in whole or in part at any time on or prior to September 16, 2029.
Employment Agreements
We have entered into employment agreements with each of our named executive officers. See “Executive Compensation—Elements of Executive Pay and 2024 Compensation—Other Compensation Information and Benefits” for a further discussion of these arrangements.
Director and Officer Indemnification and Insurance
Our Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws provide indemnification and advancement of expenses for our directors and officers to the fullest extent permitted by the Delaware General Corporation Law, subject to certain limited exceptions. We have entered into separate indemnification agreements with each of our directors and executive officers. We have also purchased directors’ and officers’ liability insurance for each of our directors and executive officers.

Rivian 2025 Proxy Statement	59

Stockholders’ Proposals
Stockholders who intend to have a proposal considered for inclusion in our proxy materials for presentation at our 2026 Annual Meeting of Stockholders pursuant to Rule 14a-8 under the Exchange Act must submit the proposal to our Secretary at our offices at 14600 Myford Road, Irvine, California 92606 in writing not later than December 30, 2025.
Stockholders intending to present a proposal at the 2026 Annual Meeting of Stockholders, but not to include the proposal in our proxy statement, or to nominate a person for election as a director, must comply with the requirements set forth in our Amended and Restated Bylaws. Our Amended and Restated Bylaws require, among other things, that our Secretary receive written notice from the stockholder of record of their intent to present such proposal or nomination not earlier than the 120th day and not later than the 90th day prior to the anniversary of the preceding year’s annual meeting. Therefore, we must receive notice of such a proposal or nomination for the 2026 Annual Meeting of Stockholders no earlier than February 18, 2026 and no later than March 20, 2026. The notice must contain the information required by the Amended and Restated Bylaws, a copy of which is available upon request to our Secretary. In the event that the date of the 2026 Annual Meeting of Stockholders is more than 30 days before or more than 60 days after June 18, 2026, then our Secretary must receive such written notice not later than the 90th day prior to the 2026 Annual Meeting or, if later, the 10th day following the day on which public disclosure of the date of such meeting is first made by us. In addition to satisfying the foregoing requirements under our Amended and Restated Bylaws, to comply with the universal proxy rules, stockholders who intend to solicit proxies in support of director nominees other than the Company’s nominees must provide notice that sets forth the information required by Rule 14a-19 under the Exchange Act.
We reserve the right to reject, rule out of order, or take other appropriate action with respect to any proposal that does not comply with these or other applicable requirements.

60	Rivian 2025 Proxy Statement

Questions and Answers About the 2025 Annual Meeting of Stockholders
Why am I receiving these materials?
You are viewing or have received these proxy materials because Rivian’s Board of Directors is soliciting your proxy to vote your shares at the Annual Meeting. This Proxy Statement includes information that we are required to provide to you under the SEC rules and that is designed to assist you in voting your shares. The proxy materials include this Proxy Statement, the Company’s Annual Report to Stockholders for the year ended December 31, 2024 (the “2024 Annual Report”) and the proxy card or voting instruction form for the Annual Meeting.
Why did I receive a “Notice of Internet Availability of Proxy Materials” instead of a full set of proxy materials?
As permitted by SEC rules, we are making this Proxy Statement and 2024 Annual Report available to our stockholders electronically via the Internet. On or about April 29, 2025, we mailed to our stockholders a Notice of Internet Availability of Proxy Materials (the “Internet Notice”) containing instructions on how to access this Proxy Statement and our 2024 Annual Report and vote online. If you received an Internet Notice by mail, you will not receive a printed copy of the proxy materials in the mail unless you specifically request them. Instead, the Internet Notice instructs you on how to access and review all of the important information contained in this Proxy Statement and 2024 Annual Report. The Internet Notice also instructs you on how you may submit your proxy over the Internet. If you received an Internet Notice by mail and would like to receive a printed copy of our proxy materials, you should follow the instructions for requesting such materials contained on the Internet Notice.
I share an address with another stockholder and we received only one paper copy of the proxy materials. How may I obtain an additional copy of the proxy materials?
The SEC’s rules permit us to deliver a single set of proxy materials to one address shared by two or more of our stockholders. This delivery method is referred to as “householding” and can result in significant cost savings. To take advantage of this opportunity, we have delivered only one set of proxy materials to multiple stockholders who share an address, unless we received contrary instructions from the impacted stockholders prior to the mailing date. We agree to deliver promptly, upon written or oral request, a separate copy of the proxy materials, as requested, to any stockholder at the shared address to which a single copy of those documents was delivered. If you prefer to receive separate copies of the proxy materials, contact Broadridge Financial Solutions, Inc. at 1-866-540-7095 or in writing at Broadridge, Householding Department, 51 Mercedes Way, Edgewood, New York 11717.
If you are currently a stockholder sharing an address with another stockholder and wish to receive only one copy of future proxy materials for your household, please contact Broadridge at the above phone number or address.
Who is entitled to vote at the Annual Meeting?
The Record Date for the Annual Meeting is April 23, 2025. You are entitled to vote at the Annual Meeting only if you were a stockholder of record at the close of business on that date, or if you hold a valid proxy for the Annual Meeting. Each outstanding share of our Class A Common Stock is entitled to one vote for all matters before the Annual Meeting and each outstanding share of our Class B Common Stock is entitled to ten votes for all matters before the Annual Meeting. Holders of Class A Common Stock and holders of Class B Common Stock vote together as a single class on any matter (including the election of directors) that is submitted to a vote of our stockholders, unless otherwise required by law or our Amended and Restated Certificate of Incorporation. At the close of business on the Record Date, there were 1,138,599,873 shares of Class A Common Stock and 7,825,000 shares of Class B Common Stock outstanding and entitled to vote at the Annual Meeting, representing 93.6% and 6.4% of the total voting power of our Common Stock, respectively.
What is the difference between being a “record holder” and holding shares in “street name”?
A record holder holds shares in his or her name. Shares held in “street name” means shares that are held in the name of a bank or broker on a person’s behalf.

Rivian 2025 Proxy Statement	61

Am I entitled to vote if my shares are held in “street name”?
Yes. If your shares are held by a bank or a brokerage firm, you are considered the “beneficial owner” of those shares held in “street name.” If your shares are held in street name, these proxy materials are being provided to you by your bank or brokerage firm, along with a voting instruction card if you received printed copies of our proxy materials. As the beneficial owner, you have the right to direct your bank or brokerage firm how to vote your shares, and the bank or brokerage firm is required to vote your shares in accordance with your instructions. If your shares are held in street name, you may not vote your shares online at the Annual Meeting, unless you obtain a legal proxy from your bank or brokerage firm.
How many shares must be present to hold the Annual Meeting?
A quorum must be present at the Annual Meeting for any business to be conducted. The presence at the Annual Meeting, online or by proxy, of the holders of a majority in voting power of the Common Stock issued and outstanding and entitled to vote on the Record Date will constitute a quorum.
Who can attend the Annual Meeting?
You may attend the Annual Meeting online only if you are a Rivian stockholder who is entitled to vote at the Annual Meeting, or if you hold a valid proxy for the Annual Meeting. You may attend and participate in the Annual Meeting by visiting the following website: www.virtualshareholdermeeting.com/RIVN2025. To attend and participate in the Annual Meeting you will need the 16-digit control number included in your Internet Notice, on your proxy card, or on the instructions that accompanied your proxy materials. If your shares are held in “street name,” you should contact your bank or broker to obtain your 16-digit control number or otherwise vote through the bank or broker. If you lose your 16-digit control number, you may join the Annual Meeting as a “Guest” but you will not be able to vote, ask questions, or access the list of stockholders as of the Record Date. The meeting webcast will begin promptly at 11:00 a.m. Pacific time. We encourage you to access the meeting prior to the start time. Online check-in will begin at 10:30 a.m. Pacific time, and you should allow ample time for the check-in procedures.
What if a quorum is not present at the Annual Meeting?
If a quorum is not present at the scheduled time of the Annual Meeting, the Chairperson of the Annual Meeting is authorized by our Amended and Restated Bylaws to adjourn the meeting without the vote of stockholders.
What does it mean if I receive more than one Internet Notice or more than one set of proxy materials?
It means that your shares are held in more than one account at the transfer agent and/or with banks or brokers. Please vote all of your shares. To ensure that all of your shares are voted, for each Internet Notice or set of proxy materials, please submit your proxy by phone, via the Internet, or, if you received printed copies of the proxy materials, by signing, dating, and returning the enclosed proxy card in the enclosed envelope.
How do I vote?
Stockholders of Record. If you are a stockholder of record, you may vote:

by Internet	by Telephone	by Mail	Electronically at the Meeting
You can vote over the Internet at www.proxyvote.com by following the instructions on the Internet Notice or proxy card;	You can vote by telephone by calling 1-800-690-6903 and following the instructions on the proxy card;	You can vote by mail by signing, dating, and mailing the proxy card, which you may have received by mail; or
If you attend the meeting online, you will need the 16-digit control number included in the Internet Notice, on the proxy card, or on the instructions that accompanied the proxy materials to vote electronically during the meeting.

Internet and telephone voting facilities for stockholders of record will be available 24 hours a day and will close at 8:59 p.m., Pacific time, on June 17, 2025. To participate in the Annual Meeting, including to vote via the Internet or telephone, you will need the 16-digit control number included on the Internet Notice, on the proxy card, or on the instructions that accompanied the proxy materials.

62	Rivian 2025 Proxy Statement

Whether or not you expect to attend the Annual Meeting online, we urge you to vote your shares as promptly as possible to ensure your representation and the presence of a quorum at the Annual Meeting. If you submit your proxy, you may still decide to attend the Annual Meeting and vote your shares electronically.
Beneficial Owners of Shares Held in “Street Name.” If your shares are held in “street name” through a bank or broker, you will receive instructions on how to vote from the bank or broker. You must follow their instructions in order for your shares to be voted. Internet and telephone voting also may be offered to stockholders owning shares through certain banks and brokers. If your shares are not registered in your own name and you would like to vote your shares online at the Annual Meeting, you should contact your bank or broker to obtain your 16-digit control number or otherwise vote through the bank or broker. If you lose your 16-digit control number, you may join the Annual Meeting as a “Guest” but you will not be able to vote, ask questions, or access the list of stockholders as of the Record Date. You will need to obtain your own Internet access if you choose to attend the Annual Meeting online and/or vote over the Internet.
Can I change my vote after I submit my proxy?
Yes. If you are a registered stockholder, you may revoke your proxy and change your vote:
•by submitting a duly executed proxy bearing a later date;
•by granting a subsequent proxy through the Internet or telephone;
•by giving written notice of revocation to the Secretary of Rivian prior to or at the Annual Meeting; or
•by voting online at the Annual Meeting.
Your most recent proxy card or Internet or telephone proxy is the one that is counted. Your attendance at the Annual Meeting by itself will not revoke your proxy unless you give written notice of revocation to the Secretary before your proxy is voted or you vote online at the Annual Meeting.
If your shares are held in street name, you may change or revoke your voting instructions by following the specific directions provided to you by your bank or broker, or you may vote online at the Annual Meeting by obtaining your 16-digit control number or otherwise voting through the bank or broker.
Who will count the votes?
A representative of Broadridge Financial Solutions, Inc., our inspector of election, will tabulate and certify the votes.
How does the Board of Directors recommend that I vote?
Rivian’s Board of Directors recommends that you vote your shares as indicated below. If you return a properly completed proxy card, or vote your shares by telephone or Internet, your shares of Common Stock will be voted on your behalf as you direct. If not otherwise specified, the shares of Common Stock represented by the proxies will be voted, and the Board of Directors recommends that you vote:
•FOR the election of Robert J. Scaringe, Peter Krawiec, and Sanford Schwartz as Class I Directors;
•FOR the ratification of the appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2025;
•FOR the approval, on an advisory (non-binding) basis, of the compensation of our named executive officers in 2024;
•FOR the approval, of the future issuance of shares of Class A Common Stock to Volkswagen International America, Inc.;
•FOR the approval of an amendment to our Amended and Restated Certificate of Incorporation that would increase the number of authorized shares of our Class A Common Stock;
•FOR the approval of an amendment to our Amended and Restated Certificate of Incorporation to provide for exculpation of officers from certain breaches of fiduciary duty;
•FOR the approval of amendments to our Amended and Restated Certificate of Incorporation to clarify voting requirements to amend the number of authorized shares of our Common Stock and Preferred Stock; and
•FOR the approval of the adjournment of the Annual Meeting, if necessary, to solicit additional proxies if there are not sufficient votes in favor of Proposal 4, Proposal 5, Proposal 6 or Proposal 7.

If any other matter properly comes before the stockholders for a vote at the Annual Meeting, the proxy holders named on the Company’s proxy card will vote your shares in accordance with their best judgment.

Rivian 2025 Proxy Statement	63

What if I do not specify how my shares are to be voted?
If you submit a proxy but do not indicate any voting instructions, the persons named as proxies will vote in accordance with the recommendations of the Board of Directors.
Will any other business be conducted at the Annual Meeting?
We know of no other business that will be presented at the Annual Meeting. However, if any other matter properly comes before the stockholders for a vote at the Annual Meeting, the proxy holders named on the Company’s proxy card will vote your shares in accordance with their best judgment.
Why hold a virtual meeting?
We believe that a virtual meeting enables increased stockholder attendance and participation because stockholders can participate from any location around the world, while reducing the costs and environmental impact associated with holding an in-person meeting.
What if during the check-in time or during the Annual Meeting I have technical difficulties or trouble accessing the virtual meeting website?
We will have technicians ready to assist you with any technical difficulties you may have accessing the virtual meeting website, and the information for assistance will be located at www.virtualshareholdermeeting.com/RIVN2025.
Will there be a question and answer session during the Annual Meeting?
As part of the Annual Meeting, we will hold a live Q&A session, during which we intend to answer questions submitted online during the meeting that are pertinent to the Company and the meeting matters, as time permits. We may be unable to respond to all questions submitted during the time allotted for the Q&A session. Only stockholders that have accessed the Annual Meeting as a stockholder (rather than a “Guest”) by following the procedures outlined above in “Who can attend the Annual Meeting?” will be permitted to submit questions during the Annual Meeting. Each stockholder is limited to no more than two questions. Questions should be succinct and only cover a single topic. We will not address questions that are, among other things:
•irrelevant to the business of the Company or to the business of the Annual Meeting;
•related to material non-public information of the Company, including the status or results of our business since our last Quarterly Report on Form 10-Q;
•related to any pending, threatened, or ongoing litigation;
•related to personal grievances;
•derogatory references to individuals or that are otherwise in bad taste;
•substantially repetitious of questions already made by another stockholder;
•in excess of the two question limit;
•in furtherance of the stockholder’s personal or business interests; or
•out of order or not otherwise suitable for the conduct of the Annual Meeting as determined by the Chair or Secretary in their reasonable judgment.
Additional information regarding the Q&A session will be available in the “Rules of Conduct” available on the Annual Meeting webpage for stockholders that have accessed the Annual Meeting as a stockholder (rather than a “Guest”) by following the procedures outlined above in “Who can attend the Annual Meeting?”.

64	Rivian 2025 Proxy Statement

How many votes are required for the approval of the proposals to be voted upon and how will abstentions and broker non-votes be treated?

Proposal		Votes Required	Effect of Votes Withheld / Abstentions and Broker Non-Votes

1	Election of Directors	The plurality of the votes cast. This means that the three nominees receiving the highest number of affirmative “FOR” votes will be elected as Class I Directors.	Votes withheld and broker non-votes will have no effect.
2	Ratification of Appointment of Independent Registered Public Accounting Firm	The affirmative vote of the holders of a majority in voting power of the votes cast (excluding abstentions and broker non-votes).	Abstentions and broker non-votes will have no effect. We do not expect any broker non-votes on this proposal.
3	Approval, on an Advisory (Non-Binding) Basis, of the Compensation of Our Named Executive Officers in 2024	The affirmative vote of the holders of a majority in voting power of the votes cast (excluding abstentions and broker non-votes).	Abstentions and broker non-votes will have no effect.
4	Approval of the Future Issuance of Shares of Class A Common Stock to Volkswagen International America, Inc.	The affirmative vote of the holders of a majority in voting power of the votes cast (excluding abstentions and broker non-votes).	Abstentions and broker non-votes will have no effect.
5	Amendment to our Amended and Restated Certificate of Incorporation that would increase the number of authorized shares of our Class A Common Stock	The affirmative vote of the holders of a majority in voting power of the outstanding shares of capital stock of the Company entitled to vote on such matter.	Abstentions and broker non-votes will have the effect of votes against this proposal. We do not expect any broker non-votes on this proposal.
6	Amendment to our Amended and Restated Certificate of Incorporation to provide for exculpation of officers from certain breaches of fiduciary duty	The affirmative vote of the holders of a majority in voting power of the outstanding shares of capital stock of the Company entitled to vote on such matter.	Abstentions and broker non-votes will have the effect of votes against this proposal.
7	Amendment to our Amended and Restated Certificate of Incorporation to clarify voting requirements to amend the number of authorized shares of our Common Stock and Preferred Stock
The affirmative vote of the holders of a majority in voting power of the outstanding shares of capital stock of the Company entitled to vote on such matter; and
The affirmative vote of the holders of at least 80% of the outstanding shares of Class B Common Stock of the Company, voting as a separate series.
Abstentions and broker non-votes will have the effect of votes against this proposal.
8	Adjournment of the Annual Meeting	The affirmative vote of the holders of a majority in voting power of the votes cast (excluding abstentions and broker non-votes).	Abstentions and broker non-votes will have no effect. We do not expect any broker non-votes on this proposal.
What is a “vote withheld” and an “abstention”?
A “vote withheld,” in the case of the proposal regarding the election of directors, or an “abstention,” in the case of the other proposals before the Annual Meeting, represents a stockholder’s affirmative choice to decline to vote on a proposal. Votes withheld and abstentions are counted as present and entitled to vote for purposes of determining a quorum.
What are broker non-votes and do they count for determining a quorum?
Generally, broker non-votes occur when shares held by a broker in “street name” for a beneficial owner are not voted with respect to a particular proposal because the broker (1) has not received voting instructions from the beneficial owner and (2) lacks discretionary voting power to vote those shares. A broker is entitled to vote shares held for a beneficial owner on routine matters without instructions from the beneficial owners of those shares, such as the ratification of the appointment of KPMG LLP as our independent registered public accounting firm, the approval of an amendment to our Amended and

Rivian 2025 Proxy Statement	65

Restated Certificate of Incorporation to increase the number of authorized shares of our Class A Common Stock and the approval of the adjournment of the Annual Meeting, if necessary, to solicit additional proxies if there are not sufficient votes in favor of Proposal 4, Proposal 5, Proposal 6, or Proposal 7. On the other hand, absent instructions from the beneficial owner of such shares, a broker is not entitled to vote shares held for a beneficial owner on non-routine matters, such as the election of directors, the approval, on an advisory (non-binding) basis, of the compensation of our named executive officers, the approval of the future issuance of shares of Class A Common Stock to Volkswagen International America, Inc., the approval of an amendment to our Amended and Restated Certificate of Incorporation to provide for officer exculpation and the approval of an amendment to our Amended and Restated Certificate of Incorporation to clarify voting requirements to amend the number of authorized shares of Common Stock and Preferred Stock. Broker non-votes count for purposes of determining whether a quorum is present.
Where can I find the voting results of the Annual Meeting?
We plan to announce preliminary voting results at the Annual Meeting and we will report the final results in a Current Report on Form 8-K, which we intend to file with the SEC after the Annual Meeting.

Other Matters
Our Board of Directors is not aware of any matter to be presented for action at the Annual Meeting other than the matters referred to above and does not intend to bring any other matters before the Annual Meeting. However, if other matters should come before the Annual Meeting, it is intended that holders of the proxies named on the Company’s proxy card will vote thereon in their discretion.
Solicitation of Proxies
The accompanying proxy is solicited by and on behalf of our Board of Directors, whose Notice of Annual Meeting is attached to this Proxy Statement. We will pay all costs of soliciting proxies. We have also made arrangements with brokers, nominees, custodians, and other fiduciaries to forward soliciting materials to the beneficial owners of shares held by the brokers, nominees, custodians, and other fiduciaries. We will reimburse these persons for their reasonable expenses in connection with these activities. In addition, our directors, officers, and other employees may solicit proxies by personal interview, telephone or e-mail and they will not be specially compensated for these services.
In connection with our solicitation of proxies for our 2026 Annual Meeting, we intend to file a proxy statement and WHITE proxy card with the SEC. Stockholders may obtain our proxy statement (and any amendments and supplements thereto) and other documents as and when filed by us with the SEC without charge from the SEC’s website at: www.sec.gov.
Incorporation by Reference
In accordance with SEC rules, notwithstanding anything to the contrary set forth in any of our previous or future filings under the Securities Act of 1933, as amended, or the Exchange Act that might incorporate this Proxy Statement or future filings made by the Company under those statutes, the information included under the section entitled “Compensation Committee Report” and those portions of the information included under the section entitled “Audit Committee Report” required by the SEC’s rules to be included therein, shall not be deemed to be “soliciting material” nor shall the information included under the section entitled “Compensation Committee Report,” or those portions of the information included under the section entitled “Audit Committee Report” required by the SEC’s rules to be included therein, be “filed” with the SEC or be deemed incorporated by reference into any of those prior filings or into any future filings made by the Company under those statutes, except to the extent we specifically incorporate these items by reference.
Web links throughout this document are provided for convenience only, and the content on the referenced websites does not constitute a part of this Proxy Statement.

66	Rivian 2025 Proxy Statement

Annual Report
A copy of Rivian’s Annual Report on Form 10-K for the fiscal year ended December 31, 2024, including financial statements and schedules thereto but not including exhibits, as filed with the Securities and Exchange Commission, will be sent to any stockholder of record on April 23, 2025 without charge upon written request addressed to:
Rivian Automotive, Inc.
Attention: Secretary
14600 Myford Road
Irvine, California 92606
A reasonable fee will be charged for copies of exhibits. You also may access this Proxy Statement and our Annual Report on Form 10-K at www.proxyvote.com. You also may access our Annual Report on Form 10-K for the fiscal year ended December 31, 2024 at www.rivian.com.
WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING ONLINE, WE URGE YOU TO VOTE YOUR SHARES VIA THE TOLL-FREE TELEPHONE NUMBER OR OVER THE INTERNET, AS DESCRIBED IN THIS PROXY STATEMENT. IF YOU RECEIVED A COPY OF THE PROXY CARD BY MAIL, YOU MAY SIGN, DATE AND MAIL THE PROXY CARD IN THE ENCLOSED RETURN ENVELOPE. PROMPTLY VOTING YOUR SHARES WILL ENSURE THE PRESENCE OF A QUORUM AT THE ANNUAL MEETING AND WILL SAVE US THE EXPENSE OF FURTHER SOLICITATION.
By Order of the Board of Directors
Michael Callahan
Chief Legal Officer and Secretary
Irvine, California
April 29, 2025

Rivian 2025 Proxy Statement	67

RIVIAN AUTOMOTIVE, INC.
14600 MYFORD ROAD
IRVINE, CA 92606

SCAN TO
VIEW MATERIALS & VOTE

VOTE BY INTERNET
Before The Meeting - Go to **www.proxyvote.com or scan the QR Barcode above**

Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 8:59 PM PT on June 17, 2025. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to **www.virtualshareholdermeeting.com/RIVN2025**

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions. Vote by 8:59 PM PT on June 17, 2025. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

V66766-P25461 KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

RIVIAN AUTOMOTIVE, INC.

The Board of Directors recommends you vote FOR the following:

Nominees:

	For	Withhold
1a. Robert J. Scaringe	☐	☐
1b. Peter Krawiec	☐	☐
1c. Sanford Schwartz	☐	☐

NOTE: Such other business as may properly come before the meeting or any continuation, postponement or adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and the Annual Report are available at www.proxyvote.com.

V66767-P25461

RIVIAN AUTOMOTIVE, INC.
Annual Meeting of Stockholders
June 18, 2025 11:00 AM Pacific time
This proxy is solicited by the Board of Directors

The stockholder(s) hereby appoint(s) Robert J. Scaringe and Claire McDonough, or either of them, as proxies, each with the power to appoint his/her substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Class A common stock and Class B common stock of RIVIAN AUTOMOTIVE, INC. that the stockholder(s) is/are entitled to vote at the virtual Annual Meeting of Stockholders to be held at 11:00 AM PT, on June 18, 2025, at www.virtualshareholdermeeting.com/RIVN2025, and any adjournment, continuation or postponement thereof.

Such proxies are authorized to vote in their discretion (x) for the election of any person to the Board of Directors if any nominee named herein is unable to serve or for good cause will not serve, (y) on any matter that the Board of Directors did not know would be presented at the Annual Meeting by a reasonable time before the proxy solicitation was made, and (z) on such other business as may properly be brought before the meeting or any adjournment, continuation or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations.

Continued and to be signed on reverse side